Exhibit (a)(1)(A)
OCLARO, INC.
OFFER TO EXCHANGE CERTAIN STOCK OPTIONS FOR
REPLACEMENT STOCK OPTIONS
This Offer to Exchange Certain Stock Options for Replacement Stock Options (this “Offer to
Exchange”) and your withdrawal rights will expire at 5:00 p.m. Pacific Time on December 2, 2009
(the “Expiration Time”)
     This Offer to Exchange Certain Stock Options for Replacement Stock Options by Oclaro Inc., a company incorporated under the laws of Delaware, U.S. (“Oclaro,” the “Company,” “we,” “us” or “our”), relates to a stock option exchange offer (the “Exchange Offer”) under which eligible employees will have the opportunity to voluntarily exchange their eligible stock options granted under certain of our current, prior and assumed equity incentive plans for a lesser number of replacement stock options to be granted under one of our current equity incentive plans with new exercise prices equal to the closing price per share of our common stock on the date of grant, which is currently expected to be December 2, 2009. Generally, you are an “eligible employee” if you are:
•	A U.S. or non-U.S. employee who holds eligible stock options;

•	Actively employed on November 2, 2009, the date the Exchange Offer commences, and remain employed through December 2, 2009, the date the replacement stock options are currently expected to be granted;

•	Not a member of our board of directors; and

•	Not a named executive officer of Oclaro.
     Although we intend to include most of our non-U.S. employees in the Exchange Offer, we reserve the right to withdraw the Exchange Offer in any jurisdiction where we determine it is not feasible or practicable for employees to participate consistent with our compensation policies with respect to such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will tenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction.
     If you are an eligible employee and any of your stock options meet the following criteria, then such options are “eligible options” that you may elect to exchange in the Exchange Offer:
•	The exercise price of your stock options is at least $2.00 per share;

•	Your stock options are outstanding as of December 2, 2009, the currently expected date of grant of the replacement options; and

•	Your stock options were granted at least 12 months prior to November 2, 2009, the commencement date of the Exchange Offer.
     For purposes of the Exchange Offer, the term “option” generally refers to a stock option to purchase one share of our common stock.
     Our board of directors believes that the Exchange Offer will help us retain our employees as well as provide them with an additional incentive during these difficult economic times by allowing them the opportunity to exchange their options with exercise prices substantially greater than the current trading price per share of our common stock (referred to as “underwater” options) for a lesser number of replacement options that will have exercise prices equal to the closing price per share of our common stock on the date of grant of such replacement options. The price of our common stock, along with that of other optical component/fiber optic companies, has been significantly impacted by the worldwide economic downturn. These market factors have contributed to substantially all employee stock options granted by us prior to September 2008 being significantly underwater, including options that we have granted to our employees over the seven years prior. Our board of directors believes that these underwater options provide little motivational or retention value for our existing employees. Our board of directors believes that allowing our employees the opportunity to exchange their underwater stock options for a lesser number of new at-the-money options (i.e., options that have an exercise price equal to the current trading price of our common stock) would help us retain such employees as well as provide an additional incentive for our employees during these difficult economic times.
     Eligible options are outstanding under each of our Amended and Restated 2004 Stock Incentive Plan (the “2004 Plan”), the Avanex Corporation 1998 Stock Plan (the “1998 Plan”), the Bookham 1998 Employee Share Option Scheme, the New Focus, Inc. 1999 Stock Plan, the New Focus, Inc. 2000 Stock Plan and the Holographix Inc. 2000 Stock Option Plan.
     The replacement stock options would be issued under our 2004 Plan and our 1998 Plan, depending on which plan the options surrendered for exchange were originally issued under. If the options you surrender for exchange were originally issued under the 1998 Plan or the the Holographix Inc. 2000 Stock Option Plan, the replacement options will be granted under the 1998 Plan. If the options you surrender for exchange were issued under any other plan (the 2004 Plan, the Bookham 1998 Employee Share Option Scheme, the New Focus, Inc. 1999 Stock Plan, or the New Focus, Inc. 2000 Stock Plan), the replacement options will be granted under the 2004 Plan. For additional information, see the section below under “The Exchange Offer — Source and Amount of Consideration; Terms of Replacement Options.”
     If you choose to participate in the Exchange Offer and surrender eligible option grants for exchange, and if we accept your surrendered eligible option grants, you will receive replacement option grants that will have the following material differences from your surrendered eligible option grants:
•	You will receive a lesser number of replacement options. The number of replacement options will be based on an exchange ratio designed to result in the fair value of the replacement options being approximately equal in the aggregate to the fair value of the options that are surrendered for cancellation in the exchange. The model used to calculate fair value is based on a number of assumptions, including that all eligible options are exchanged. For additional information, see the section below under “The Exchange Offer — Exchange Ratios.”

•	The exercise price for the replacement options will be equal to the closing price per share of our common stock on the date the replacement options are granted (expected to be December 2, 2009, subject to any extension of the Exchange Offer), as reported on the NASDAQ Global Market. If the exercise price of the eligible options you surrender is lower than the closing price of our common stock on December 2, 2009, we will not accept your eligible options for exchange. We expect the exercise price for the replacement options to be lower than the exercise price of the options that will be surrendered for exchange, although we cannot guarantee this will be the case. For additional information, see the section below under “The Exchange Offer - Source and Amount of Consideration; Terms of Replacement Options.”

•	All replacement option grants will be subject to a new vesting schedule of two or three years, depending on the existing vesting schedule of the eligible option grants surrendered for cancellation in the exchange at the time of the grant of the replacement options. For additional information, see the section below under “The Exchange Offer — Source and Amount of Consideration; Terms of Replacement Options.”

•	All replacement options will be non-qualified stock options for U.S. federal income tax purposes and will have an exercise term of seven years from the date on which they are granted. For additional information, see the section below under “The Exchange Offer — Source and Amount of Consideration; Terms of Replacement Options.”

•	The replacement options will be subject to the terms and conditions of the applicable Plan and award agreement under which they are granted. For additional information, see the section below under “The Exchange Offer — Summary of the Plans” and the applicable Plans and forms of award agreement, filed as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the Securities and Exchange Commission and to which this Offer to Exchange relates.

•	For eligible employees resident in China and Italy, the replacement options must be exercised using a cashless exercise for cash exercise. For additional information, see Schedule B to this Offer to Exchange.

For eligible employees resident in the UK, the replacement options will not be approved options for UK tax purposes. In addition, the employer National Insurance Contributions will not be transferred to eligible employees resident in the UK.
     Participation in the Exchange Offer is completely voluntary and eligible employees may exchange all or none of their eligible options on a grant-by-grant basis. Eligible options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled and the replacement options will be granted on the expiration date of the Exchange Offer. If an employee declines to participate in the Exchange Offer with respect to all or a portion of his or her eligible option grants, all existing options that are not surrendered will remain outstanding subject to their existing terms, including vesting schedules, expiration dates and exercise prices. Please note, however, that in certain cases, incentive stock options held by eligible employees may cease to qualify as incentive stock options and will be treated as nonqualified stock options even if such eligible employees decline to participate in the Exchange Offer. See the section below under “The Exchange Offer — Material Income Tax Consequences” for more information.
     See the section entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible options for exchange in the Exchange Offer.
     Our common stock is listed on the NASDAQ Global Market under the symbol “OCLR.” On October 27, 2009, the closing price of our common stock on the NASDAQ Global Market was $1.12 per share. The current market price of our common stock, however, is not necessarily indicative of future prices, and we cannot predict what the closing price of our common stock will be on the date the replacement options are granted. We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the Exchange Offer.
     We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible options being surrendered for exchange or a minimum number of eligible employees participating.
     If you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must access the Exchange Offer website at www.participantchoice.com/tenderoffer/Oclaro and follow the instructions provided on the website. The website will also provide you with certain information about your eligible options, including the grant dates, the exercise prices and the applicable exchange ratios.
     If you are not able to submit your election electronically by using the Exchange Offer website as a result of technical failures of the website, such as the website being unavailable or not accepting your election, or if you do not otherwise have access to the website for any reason, you must complete a paper election form and return it to us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105. To obtain a paper election form, please contact us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105, stating your first and last name, the ID number used to access your employee options account with Transcentive, your telephone number and your e-mail address if one is available.
     You must complete the election process in the foregoing manner, and we must receive your election, before 5:00 p.m., Pacific time on Wednesday, December 2, 2009, unless we extend the expiration date of the Exchange Offer (we refer to this deadline, as it may be extended, as the “Expiration Time”). We will not accept delivery of any election after expiration of the Exchange Offer. You may change or withdraw your election to participate in the Exchange Offer at any time before the offer expires by completing a new electronic election or by submitting a new paper election form, in each case in the manner described above.
IMPORTANT
     Although our board of directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section below captioned “The Exchange Offer — Conditions of the Exchange Offer.” Neither we nor our board of directors make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible options for replacement options in the Exchange Offer. You must make your own decision as to whether you should surrender your eligible options for exchange after taking into account your own personal circumstances or preferences. If you hold eligible options and are subject to taxation in a country other than the United States, please refer to Schedule B attached to this Offer to Exchange for further details regarding tax consequences and other issues for employees subject to tax outside of the United States. You are encouraged to consult your personal outside advisor(s) if you have questions about your financial or tax situation as it relates to the Exchange Offer.
     NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     You should direct questions about this Offer to Exchange or requests for copies of this Offer to Exchange and the other documents relating to the Exchange Offer by e-mail to stock.admin@Oclaro.com, by telephone to +1 (408) 919-2737 or by sending a facsimile to +1 (408) 904-5105.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TABLE OF CONTENTS

PAGE #
SUMMARY TERM SHEET — QUESTIONS AND ANSWERS	1
I. DESIGN AND PURPOSE OF THE EXCHANGE OFFER	3
II. ADMINISTRATION AND TIMING OF THE EXCHANGE OFFER	10
III. OTHER IMPORTANT QUESTIONS	12

RISK FACTORS	13
Risks Related to the Exchange Offer	13
Risks Related to Our Business and Common Stock	15

THE EXCHANGE OFFER	16
1. Purpose of the Exchange Offer	16
2. Eligible Employees	17
3. Eligible Options	18
4. Exchange Ratios	18
5. Source and Amount of Consideration; Terms of Replacement Options	19
6. Procedures for Electing to Exchange Options	21
7. Withdrawal Rights and Change of Election	22
8. Acceptance of Options for Exchange and Grant of Replacement Options	22
9. Expiration Time	23
10. Conditions of the Exchange Offer	23
11. Extension of the Exchange Offer; Termination; Amendment	25
12. Summary of the Plans	26
13. Price Range of Common Stock Underlying Eligible Options	37
14. Information Concerning Oclaro; Financial Information	37
15. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options	40
16. Status of Options Accepted for Exchange	41
17. Accounting Consequences of the Exchange	41
18. Legal Matters and Regulatory Approvals	41
19. Material Income Tax Consequences	42
20. Fees and Expenses	43
21. Additional Information	43
22. Miscellaneous	44

Schedules

Schedule A — Information Concerning the Directors and Named Executive Officers of Oclaro	A-1

Schedule B — Guide to Issues for Non-U.S. Jurisdictions	B-1

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
     The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange and the other related documents referred to herein. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange and to other portions of the document where you can find a more complete description of the topics in this summary.
Index to Questions and Answers

No.	Question	Page
I. DESIGN AND PURPOSE OF THE EXCHANGE OFFER

Q1	What is the Exchange Offer?	3

Q2	Why is Oclaro making the Exchange Offer?	3

Q3	Am I eligible to participate in the Exchange Offer?	3

Q4	Are there differences in the Exchange Offer for non-U.S. employees?	4

Q5	Which options may I exchange in the Exchange Offer?	4

Q6	Are there any differences between the replacement options and the eligible options that may be surrendered for cancellation in the Exchange Offer?	4

Q7	What are the conditions of the Exchange Offer?	5

Q8	What will be the exercise price per share of the replacement options?	5

Q9	What if Oclaro’s stock price increases so that the eligible options I have elected to exchange are no longer underwater on the date the replacement options are granted?	6

Q10	If I elect to participate and my surrendered eligible options are accepted, when will I receive my replacement options?	6

Q11	When will the replacement options vest?	6

Q12	What if I elect to participate in the Exchange Offer and then leave Oclaro before the replacement options are granted?	6

Q13	What if I elect to participate in the Exchange Offer and then leave Oclaro after the replacement options are granted?	7

Q14	What does it mean to exchange on a grant-by-grant basis?	7

Q15	If I elect to participate and my surrendered options are accepted, how many replacement options will I receive in exchange?	7

Q16	Can I exchange a portion of an eligible option grant?	8

Q17	Why isn’t the exchange ratio simply one-for-one?	8

Q18	When will my replacement options expire?	8

Q19	Must I participate in the Exchange Offer?	8

Q20	How should I decide whether to exchange my eligible options for replacement options?	9

Q21	Why can’t Oclaro just grant eligible employees additional options?	9

Q22	How do I find out how many eligible options I have and what their exercise prices are?	9

Q23	Can I exchange options that I have already fully exercised?	9

Q24	May I exchange unvested options?	9

Q25	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?	9

Q26	What if I am on an authorized leave of absence?	10

Q27	What happens if, after the grant date of the replacement options, my replacement options end up being underwater again?	10

Q28	What happens to eligible options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?	10

Q29	If I surrender eligible options in the Exchange Offer, will I be required to give up all of my rights to the surrendered eligible options?	10

No.	Question	Page
Q30	Will I be required to enter into a new award agreement for my replacement options if I surrender eligible options in the Exchange Offer?	10

II. ADMINISTRATION AND TIMING OF THE EXCHANGE OFFER

Q31	How long do I have to decide whether to participate in the Exchange Offer?	10

Q32	How do I participate in the Exchange Offer?	11

Q33	When and how can I withdraw previously surrendered options?	11

Q34	How will I know if my election form or my notice of withdrawal has been received?	11

Q35	What will happen if I do not submit my election form by the deadline?	12

III. OTHER IMPORTANT QUESTIONS

Q36	Will I owe taxes if I participate in the Exchange Offer?	12

Q37	Will my replacement options be incentive stock options or non-qualified stock options for U.S. federal income tax purposes?	12

Q38	How will income and employment tax withholding be handled?	12

Q39	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange document or any documents attached or referred to in this document?	12

I. DESIGN AND PURPOSE OF THE EXCHANGE OFFER

Q1.	What is the Exchange Offer?
     Beginning on November 2, 2009 and ending at 5:00 p.m., Pacific Time, on December 2, 2009, unless we extend the offer, each eligible employee (described in Question 3 below) may decide to exchange their eligible options (described in Question 4 below) for a lesser number of replacement options (described in Question 5 below) with exercise prices equal to the closing price per share of our common stock on the date of grant. The number of replacement options an eligible employee will receive in exchange for an eligible option grant will be determined by the exchange ratio (described in Question 13 below) applicable to that option. Replacement options will be subject to a new vesting schedule (described in Question 9 below), even if the eligible options surrendered for cancellation in the Exchange Offer were fully vested.
     Participation in this Exchange Offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the Exchange Offer, you will not receive the replacement options described in this offer, and your outstanding eligible options will remain outstanding in accordance with their current terms and conditions, including vesting schedules, expiration dates, exercise prices and other applicable terms.

Q2.	Why is Oclaro making the Exchange Offer?
     Our board of directors believes that the Exchange Offer will help us retain our employees as well as provide them with an additional incentive during these difficult economic times by allowing them the opportunity to exchange their options with exercise prices substantially greater than the current trading price per share of our common stock (referred to as “underwater” options) for a lesser number of replacement options that will have exercise prices equal to the closing price per share of our common stock on the date of grant of such replacement options.
          The price of our common stock, along with that of other optical component/fiber optic companies, has been significantly impacted by the worldwide economic downturn. From September 2008 to July 1, 2009, share prices have declined on average more than 60% within our industry, based on a weighted average percentage of the changes in the share prices of Oclaro, JDS Uniphase Corp., Finisar Corp., Opnext Inc. and Oplink Communications Inc.. This decline compares with the approximately 31% share price decline of the NASDAQ Composite Index during the same period.
          These market factors have contributed to most employee stock options granted by us prior to September 2008 being significantly underwater, including options that we have granted to our employees over the prior seven years. As of October 27, 2009, exercise prices for outstanding underwater options that would be eligible to be exchanged pursuant to the Exchange Offer ranged from $2.00 to $236.02, with an average exercise price of $6.08 per share, approximately 5.4 times $1.12 per share, the closing price of our common stock on the NASDAQ Global Market on such date. Our board of directors believes that these underwater options provide little motivational or retention value for our existing employees.
     See Section 1, “Purpose of the Exchange Offer,” below, for more information.

Q3.	Am I eligible to participate in the Exchange Offer?
     The Exchange Offer will be open to all active U.S. and non-U.S. employees of Oclaro and its subsidiaries who hold eligible options, except as described below.
     To be eligible, an individual must be employed on the date the Exchange Offer commences and must remain actively employed through the date that replacement options are granted. The Exchange Offer is not open to members of our board of directors or its named executive officers, each of whom is listed on Schedule A attached hereto.

     We reserve the right to withdraw the Exchange Offer in any jurisdiction where we determine it is not feasible or practicable for employees to participate consistent with our compensation policies with respect to such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will tenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction.
     See Section 2, “Eligible Employees,” below, for more information.

Q4.	Are there differences in the Exchange Offer for non-U.S. employees?
     Yes, in order to address local requirements and tax and other regulatory issues in a manner consistent with our compensation policies and practices, we have varied the terms of the Exchange Offer and/or the terms of replacement options for employees in the following jurisdictions:
     For employees resident in China and Italy, replacement options may only be exercised using a cashless exercise for cash method of exercise. In the UK, all replacement options will be unapproved options for UK tax purposes. In addition in the UK, employer National Insurance Contributions will not be transferred to the participating employees.

Q5.	Which options may I exchange in the Exchange Offer?
     To be eligible for exchange in the Exchange Offer, an option must: (a) have an exercise price of at least $2.00 per share, (b) be outstanding (i.e., they have not expired or been exercised) as of the date of grant of the replacement options and (c) have been granted at least 12 months prior to the commencement date of the Exchange Offer.
     See Section 3, “Eligible Options,” below, for more information.

Q6.	Are there any differences between the replacement options and the eligible options that may be surrendered for cancellation in the Exchange Offer?
     If you choose to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, you will receive replacement options that will have substantially the same terms and conditions as the eligible options you surrendered, except that :
•	You will receive a lesser number of replacement options. The number of replacement options will be based on an exchange ratio designed to result in the fair value of the replacement options being approximately equal in the aggregate to the fair value of the options that are surrendered for cancellation in the exchange. The model used to calculate fair value is based on a number of assumptions, including that all eligible options are exchanged. For additional information, see Section 4, “Exchange Ratios,” below.

•	The exercise price for the replacement options will be equal to the closing price of our per share of our common stock on the date the replacement options are granted (expected to be December 2, 2009, subject to any extension of the Exchange Offer) as reported on the NASDAQ Global Market. If the exercise price of the eligible options you surrender is lower than the closing price of our common stock on December 2, 2009, we will not accept your eligible options for exchange. For additional information, see Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” below.

•	All replacement option grants will be subject to a vesting schedule of two or three years, depending on the existing vesting schedule of the eligible option grants surrendered for cancellation in the exchange at the time of the grant of the replacement options. For additional information, see Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” below.

•	All replacement options will be non-qualified stock options for U.S. federal income tax purposes and will have an exercise term of seven years from the date on which they are granted. For additional information, see Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” below.

•	The replacement options will be subject to the terms and conditions of the applicable Plan and award agreement under which they are granted. The replacement stock options would be issued under our Amended and Restated 2004 Stock Incentive Plan, which we refer to as the 2004 Plan, and our Avanex Corporation 1998 Stock Plan, which we refer to as the 1998 Plan, depending on which plan the options surrendered for exchange were originally issued under. If the options you surrender for exchange were originally issued under the 1998 Plan or the Holographix Inc. 2000 Stock Option Plan, the replacement options will be granted under the 1998 Plan. If the options you surrender for exchange were issued under any other plan (the 2004 Plan, the Bookham 1998 Employee Share Option Scheme, the New Focus, Inc. 1999 Stock Plan, or the New Focus, Inc. 2000 Stock Plan), the replacement options will be granted under the 2004 Plan.

For additional information, see Section 12 “Summary of the Plans” and the applicable Plans and forms of award agreement, filed as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC and to which this Offer to Exchange relates.

•	For eligible employees resident in China and Italy, the replacement options must be exercised using a cashless exercise for cash exercise. For additional information, see Schedule B to this Offer to Exchange.

For eligible employees resident in the UK, the replacement options will not be approved options for UK tax purposes. In addition, the employer National Insurance Contributions will not be transferred to eligible employees resident in the UK.
     Please also refer to Schedule B and the non-U.S. form of option agreement (and any country-specific appendices) for additional terms and conditions that apply to the replacement options.

Q7.	What are the conditions of the Exchange Offer?
     The Exchange Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Exchange Offer and which are more fully described in Section 10, “Conditions of the Exchange Offer.” The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating in the Exchange Offer. If any of the events described in Section 10 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the Expiration Time.
     For additional information, see Section 11, “Extension of the Exchange Offer; Termination; Amendment ” below.

Q8.	What will be the exercise price per share of the replacement options?
     All replacement options will be granted with an exercise price equal to the closing price per share of our common stock on the date the replacement options are granted (expected to be December 2, 2009, subject to any extension of the Exchange Offer) as reported on the NASDAQ Global Market.

Q9.	What if Oclaro’s stock price increases so that the eligible options I have elected to exchange are no longer underwater on the date the replacement options are granted?
     If the exercise price of the eligible options you surrender is lower than the closing price of our common stock on December 2, 2009 (the date the replacement options are expected to be granted, subject to any extension of the Exchange Offer) as reported on the NASDAQ Global Market, we will not accept your eligible options for exchange. No changes will be made to the terms of your eligible options, which will have a lower exercise price than the replacement options you would have received in exchange.
     See Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” below, for more information.

Q10.	If I elect to participate and my surrendered eligible options are accepted, when will I receive my replacement options?
     Subject to the terms and conditions of this Offer to Exchange, we will cancel all properly surrendered eligible options and grant the replacement options promptly after the expiration of the Exchange Offer. The scheduled expiration of the Exchange Offer is 5:00 p.m., Pacific time on Wednesday, December 2, 2009, and we expect to accept and cancel all properly surrendered eligible options, and grant the replacement options, on that date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the replacement option grant date will be similarly extended. The replacement options will appear in your employee options account with Transcentive, and new option agreements governing the terms of the replacement options will be delivered to you, as soon as reasonably practicable following the replacement option grant date.

Q11.	When will the replacement options vest?
     All replacement option grants will be subject to a vesting schedule of two or three years, depending on the existing vesting schedule, at the time of grant of the replacement options, of the option grants that are surrendered for cancellation in the exchange:

Time Remaining in Vesting Schedule
for Existing Options:	Vesting Schedule for New Options:
Fully Vested	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)

Partially Vested or Unvested	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)

Q12.	What if I elect to participate in the Exchange Offer and then leave Oclaro before the replacement options are granted?
     If you elect to participate in the Exchange Offer and your active employment terminates for any reason before the replacement option grant date, your exchange election will be cancelled and you will not receive replacement options. If this occurs, no changes will be made to the terms of your current options, and these options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing options for a limited time after your separation date to the extent they are vested in accordance with the terms and conditions of your existing options.

     Neither the Exchange Offer nor anything in this Offer to Exchange should be construed to confer upon you the right to remain an employee of Oclaro or any of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement option grant date or thereafter.

Q13.	What if I elect to participate in the Exchange Offer and then leave Oclaro after the replacement options are granted?
     If you elect to participate in the Exchange Offer and surrender eligible options for exchange, and if we accept your surrendered eligible options, your replacement options will be granted on the replacement option grant date, which is expected to be December 2, 2009, subject to any extension of the Exchange Offer. If your employment terminates for any reason after the new replacement option grant date, the terms and conditions of any replacement options granted in the Exchange Offer will apply, including the vesting terms. Accordingly, because the replacement options will be subject to a new vesting schedule, this may mean that you will have fewer vested options at the time of your termination date than if you had declined to participate in the Exchange Offer.
     See Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” below, for more information.

Q14.	What does it mean to exchange on a grant-by-grant basis?
     Generally, when we grant options to an employee, the option “grant” will have more than one underlying option. For example, an employee might receive an option grant with 100 underlying options to purchase one share of our common stock each. All of such 100 options would have been granted on the same date with the same exercise price. The employee may receive multiple option grants during their career with Oclaro. For example, an employee who received 100 options on one date may receive 250 options on a later grant date.
     When we state that employees will be permitted to exchange eligible options for replacement options on a grant-by-grant basis, we mean that you can elect to exchange either all or none of the outstanding options underlying a particular grant. Using the example above of two option grants, one with 100 underlying options and the other with 250 underlying options, assuming all options were eligible options and all options were still outstanding, you could elect to surrender the entire first option grant of 100 options, the entire second option grant of 250 options, both option grants in full or neither option grant. However, you could not elect to surrender, for example, only a portion of the 100 options from the first grant. Nevertheless, as discussed in Q23 below, if you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant can be exchanged in the Exchange Offer.

Q15.	If I elect to participate and my surrendered options are accepted, how many replacement options will I receive in exchange?
     The number of replacement options that you receive will depend on the exercise price(s) of your surrendered eligible options and the applicable exchange ratios, as shown in the table below. The exchange ratios were designed to result in the fair value of the replacement options being approximately equal in the aggregate to the fair value of the options that are surrendered for cancellation in the exchange, assuming that all eligible options are exchanged. We used a standard valuation model to determine the actual exchange ratios. If, after the exchange of eligible options in any particular option grant, you would be left with a fractional option, we will round down to the nearest whole option and cancel any fractional options.

If the Per Share Exercise
Price of an Eligible	The Exchange Ratio Is
Option Grant Is	(Eligible Options to Replacement Options)
$2.00 to $4.89	1.50 to 1
$4.90 to $6.72	2.00 to 1
$6.73 to 7.99	3.00 to 1
$8.00 and Up	6.00 to 1
     Note that the exchange ratios apply to each of your eligible option grants separately. This means that the various stock option grants that you have received may be subject to different exchange ratios. For additional information, see Section 4, “Exchange Ratios” below.

Q16.	Can I exchange a portion of an eligible option grant?
     No. As described above in Q12, eligible employees are only permitted to exchange eligible options for replacement options on a grant-by-grant basis. No partial exchanges of an option grant will be permitted. If you elect to exchange an eligible option grant, you must exchange all of the outstanding (i.e., unexercised) options underlying that particular option grant. If you attempt to exchange a portion but not all of the underlying options of an eligible option grant, your election form will be rejected.
     For example, if you have an eligible option grant with 100 underlying options, you can elect to exchange all or none of the 100 options. However, you cannot elect to exchange only a portion of the 100 underlying options.

Q17.	Why isn’t the exchange ratio simply one-for-one?
     We believe the exchange ratios must balance the interests of both our employees and our stockholders. As a result, we have designed the exchange ratios so that the exchange of options is value neutral from an accounting perspective. A value neutral exchange means that the fair value of the replacement options, as determined by our option pricing model, is approximately equal to the fair value, in the aggregate, of the eligible options surrendered for exchange. Consequently, using our option pricing model and the trading price of our common stock on October 27, 2009, a value neutral exchange requires that more options be surrendered than are granted in the exchange, since the model assumes, among other things, that the replacement options will be granted with exercise prices substantially lower than the exercise prices of the surrendered options and will result in a greater potential for the recipient to realize value from the exercise of such options.
     See Section 4, “Exchange Ratios,” below, for additional information.

Q18.	When will my replacement options expire?
     All replacement options will have a term of seven years. For example, if your replacement options are granted on December 2, 2009, you will have until December 2, 2016 to exercise your replacement options (assuming you remain employed through that period and subject to the terms of the applicable plan and award agreement).

Q19.	Must I participate in the Exchange Offer?
     No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding options, including options eligible for the Exchange Offer, and you will not receive replacement options in the Exchange Offer. No changes will be made to the terms of your current options if you decline to participate. Please note, however, that in certain cases, incentive stock options held by eligible employees may cease to qualify as incentive stock options and will be treated as nonqualified stock options even if such eligible employees decline to participate in the Exchange Offer. See Section 19, “Material Income Tax Consequences,” below, for additional information.

     If you decide not to surrender any of your eligible options for exchange in the Exchange Offer, you do not need to do anything.

Q20.	How should I decide whether to exchange my eligible options for replacement options?
     We are providing you with detailed information to assist you in making your own informed decision regarding participation in the Exchange Offer. However, we encourage you to seek further advice from your tax, financial and legal advisors. No one from Oclaro is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.
     Please also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q21.	Why can’t Oclaro just grant eligible employees additional options?
     We designed the Exchange Offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees additional options to supplement their underwater options. Granting more options would increase the number of outstanding options relative to our outstanding common stock (sometimes called “option overhang”), which we do not believe would be in the best interests of our stockholders. In addition, issuing new options without canceling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options. This would decrease our earnings, as reported under generally accepted accounting principles in the U.S., and would have the potential to negatively impact our stock price.

Q22.	How do I find out how many eligible options I have and what their exercise prices are?
     You can login to your employee options account with Transcentive to see all of your outstanding options, including their exercise price, terms and when they expire. In addition, the Exchange Offer website at www.participantchoice.com/tenderoffer/Oclaro will provide you with certain information about your eligible options, including the grant dates, the expiration dates, the exercise prices and vesting information.
     See Section 6, “Procedures for Electing to Exchange Options,” below, for additional information.

Q23.	Can I exchange options that I have already fully exercised?
     No. The Exchange Offer only applies to outstanding options that are eligible under the Exchange Offer. You will not be able to exchange Oclaro common stock that you own outright.

Q24.	May I exchange unvested options?
     Yes. Your eligible options do not need to be vested in order for you to exchange them in the Exchange Offer. However, if you choose to surrender for exchange a particular eligible option grant, you must surrender the entire eligible option grant, both the vested and unvested portions.

Q25.	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?
     Yes. If you previously exercised an eligible option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible option grant can be exchanged in the Exchange Offer. For example, if you received an option grant of 100 options and have exercised 25 of the options, you may surrender the remaining 75 of the options in exchange for replacement options in the Exchange Offer or you may elect to keep the remaining 75 options subject to their existing terms and conditions.

Q26.	What if I am on an authorized leave of absence?
     Any eligible employees who are on an authorized leave of absence, and subject to local legal requirements, will be able to participate in the Exchange Offer. If you surrender your eligible options and you are on an authorized leave of absence on the replacement option grant date, you will be entitled to receive replacement options on the replacement option grant date as long as all other eligibility requirements are met.

Q27.	What happens if, after the grant date of the replacement options, my replacement options end up being underwater again?
     The Exchange Offer is a one-time opportunity and we do not expect to offer our employees another chance to exchange underwater stock options. Furthermore, we can provide no assurance as to the price of our common stock at any time in the future. However, if your replacement options do become underwater at some point in the future, the options that you surrendered for exchange in the Exchange Offer would also likely have been underwater if you had retained them. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this Exchange Offer, you will not have another similar opportunity.

Q28.	What happens to eligible options that I choose not to surrender or that are not accepted for exchange in the Exchange Offer?
     The Exchange Offer will have no effect on eligible options that you choose not to surrender or on eligible options that are not accepted for exchange in the Exchange Offer. Please note, however, that in certain cases, incentive stock options held by eligible employees may cease to qualify as incentive stock options and will be treated as nonqualified stock options even if such eligible employees decline to participate in the Exchange Offer. See Section 19, “Material Income Tax Consequences,” below, for additional information.

Q29.	If I surrender eligible options in the Exchange Offer, will I be required to give up all of my rights to the surrendered eligible options?
     Yes. On the expiration of the Exchange Offer, any options that you surrender in exchange for replacement options, and which we accept for exchange, will be cancelled. Once the exchange has occurred, you will no longer have any rights under those surrendered eligible options.

Q30.	Will I be required to enter into a new award agreement for my replacement options if I surrender eligible options in the Exchange Offer?
     Yes. If you elect to surrender any of your eligible option grants in exchange for replacement option grants, any award agreements applicable to your surrendered option grants will be terminated in the exchange and you will no longer have any rights under such agreements. It is a condition of your participation in the Exchange Offer and your receipt of replacement option grants in the exchange that you enter into a new award agreement covering your replacement option grants. Forms of the new award agreements were filed as exhibits to the Tender Offer Statement on Schedule TO that we have filed with the SEC and to which this Offer to Exchange relates.
     See Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” below, for more information.
II. ADMINISTRATION AND TIMING OF THE EXCHANGE OFFER

Q31.	How long do I have to decide whether to participate in the Exchange Offer?
     The Exchange Offer expires at 5:00 p.m., Pacific time on Wednesday, December 2, 2009. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m., Eastern time on the next business day after the last previously scheduled or announced expiration date. If the expiration date of the Exchange Offer is extended, then the cancellation date and the replacement stock option grant date will be similarly extended.
     See Section 11, “Extension of the Exchange Offer; Termination; Amendment,” below, for more information.

Q32.	How do I participate in the Exchange Offer?
     If you wish to surrender any of your eligible options for exchange in the Exchange Offer, you must access the Exchange Offer website at www.participantchoice.com/tenderoffer/Oclaro and follow the instructions provided on the website.
     If you are not able to submit your election electronically by using the Exchange Offer website as a result of technical failures of the website, such as the website being unavailable or not accepting your election, or if you do not otherwise have access to the website for any reason, you must complete a paper election form and return it to us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105. To obtain a paper election form, please contact us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105, stating your first and last name, the ID number used to access your employee options account with Transcentive, your telephone number and your e-mail address if one is available.
     You must complete the election process in the foregoing manner before the Expiration Time of the Exchange Offer. We will not accept delivery of any election after expiration of the Exchange Offer.
     See Section 6, “Procedures for Electing to Exchange Options,” below, for additional information.

Q33.	When and how can I withdraw previously surrendered eligible stock options?
     You may change your election at any time before the Expiration Time. If you wish to change or withdraw your election to participate in the Exchange Offer, you must access the Exchange Offer website at www.participantchoice.com/tenderoffer/Oclaro and complete a new electronic election before the Expiration Time. If you are not able to submit a new electronic election through the website for any reason, such as the website being unavailable or not accepting your new election, or if you do not otherwise have access to the program website for any reason, you must complete a paper election form and return it to us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105 before the Expiration Time. To obtain a paper election form, please contact us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105.
     See Section 7, “Withdrawal Rights and Change of Election” below, for more information.

Q34.	How will I know if my election form or my notice of withdrawal has been received?
     We intend to confirm your elections by e-mail within two business days of the receipt of your electronic election or paper election form. However, you are responsible for properly making your elections. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. Only elections that are complete, signed electronically or manually, and actually received by us electronically or in paper form by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105 before the Expiration Time will be accepted.

Q35.	What will happen if I do not submit my election form by the deadline?
     Elections that are made after the Expiration Time or in a manner other than as described above in Q30 will not be accepted by us. Nevertheless, we reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any particular options. No tender of options will be deemed to have been made with respect to a particular election until all defects or irregularities have been cured by the tendering option holder or waived by us.
     The Exchange Offer will have no effect on eligible options that you do not properly and timely choose to surrender and that are not accepted for exchange in the Exchange Offer.

III.	OTHER IMPORTANT QUESTIONS

Q36.	Will I owe taxes if I participate in the Exchange Offer?
     Generally, for U.S. federal income tax purposes, we believe that the exchange of eligible options for replacement options pursuant to the Exchange Offer should be treated as a nontaxable exchange and that no income should be recognized upon the grant of the replacement stock options. However, there is no assurance that the Internal Revenue Service would not adopt a contrary position. The tax consequences in other jurisdictions may differ from the U.S. federal income tax consequences and, in some instances, are not entirely certain. We have provided additional information about the tax consequences applicable in countries outside the United States in Schedule B attached to this Offer to Exchange document.
We encourage all eligible employees to consult with their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of participating in the Exchange Offer .
     See Section 19, “Material Income Tax Consequences,” below, for more information.

Q37.	Will my replacement options be incentive stock options or non-qualified stock options for U.S. federal income tax purposes?
     All replacement options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether the eligible options surrendered in the Exchange Offer are incentive stock options or non-qualified stock options.
     We recommend that eligible employees review Section 19, “Material Income Tax Consequences,” and consult with their personal tax advisors to determine the personal tax consequences of receiving non-qualified stock options in the Exchange Offer. If you hold eligible options and are subject to taxation in a country other than the United States, please also refer to Schedule B attached to this Offer to Exchange for further details regarding tax consequences for employees subject to tax outside of the United States.

Q38.	How will income and employment tax withholding be handled?
     We will withhold all federal, state, local, non-U.S. and other taxes and any other amount required by any governmental authority or law to be withheld with respect to the exercise of a replacement option by an eligible employee. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our common stock.

Q39.	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?
     You should direct questions about this Offer to Exchange or requests for copies of this Offer to Exchange and the other documents relating to the Exchange Offer by e-mail to stock.admin@Oclaro.com, by telephone to +1 (408) 919-2737 or by sending a facsimile to +1 (408) 904-5105.

RISK FACTORS
     Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.
Risks Related to the Exchange Offer
     The exchange ratios used in determining the number of replacement options you will be eligible to receive for your surrendered options take into account a number of factors and assumptions, so the actual value of your replacement options may be more or less than the computed fair value of your options that are eligible for exchange. Furthermore, the value of your replacement options cannot be determined until the replacement option grant date, which is expected to be December 2, 2009, subject to any extension of the Exchange Offer.
     The number of replacement options that you will be eligible to receive has been determined based on an exchange ratio. If the exercise price of your options is from $2.00 to $4.89 per share, you will receive one replacement option for every 1.5 options surrendered in the exchange and if the exercise price of your options is from $4.90 to $6.72, you will receive one replacement option for every 2 options surrendered in the exchange. If the exercise price of your options is from $6.73 to $7.99 per share, you will receive one replacement option for every 3 options surrendered in the exchange and if the exercise price of your options is $8.00 or greater, you will receive one replacement option for every 6 options surrendered. We determined these exchange ratios by first dividing the options eligible for exchange into these groups based on the exercise prices listed above and calculating the aggregate fair value of each group using a Black-Scholes option pricing model. Black-Scholes models are a method of attempting to determine the fair value of an option, and we use similar models in accounting for our option expense. These models, however, are theoretical, and were initially developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics not present in our or most other companies’ option grants under employee option plans. Existing valuation models, including variations of the Black-Scholes model, may not provide reliable measures of the values of our stock-based compensation, including with respect to the Offer to Exchange. There currently is no market-based mechanism or other practical application to verify the reliability and accuracy of our estimates stemming from the Black-Scholes option pricing model we used, in part, to determine the exchange ratios, nor is there a means to compare and adjust the estimates to actual values.
     The Black-Scholes model we used takes into account the following assumptions to estimate fair value: (i) the closing price per share of our common stock for the trading day ending on October 27, 2009, (ii) a blend of implied volatilities derived from publicly traded options and the weekly historical share price volatility for a term commensurate with the remaining term of the eligible options and expected term of the replacement options, (iii) risk free interest rates that vary with the remaining term of the eligible options and expected term of the replacement options, (iv) an estimated term that reflects the underwater nature and the remaining contractual term of the eligible options as of October 27, 2009 and the expected term of the replacement options, (v) the option exercise prices and (vi) a 0.00% dividend yield. The exchange ratios were designed to result in a fair value of the replacement options that is approximately equal to the fair value, in the aggregate, of the options that are surrendered, assuming that all eligible options are surrendered in the exchange.
     Depending on the assumptions used to determine the fair value of your eligible options and the replacement options, it is possible that a Black-Scholes valuation of your replacement options may be more or less than a Black-Scholes valuation of your options that are eligible for exchange. In addition, the exchange ratios that will be used are based on assumptions made prior to the date that the replacement options will be granted. The exchange ratios were established as of October 27, 2009, prior to the commencement of the Exchange Offer. The Black-Scholes fair values of the eligible options and the replacement options as of the replacement options grant date or any future date may differ materially from the Black-Scholes fair values determined as of October 27, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of the future price of our common stock, the specific options you currently hold and other applicable risk factors.

     If you exchange eligible options for replacement options in the Exchange Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options.
     If you elect to participate in the Exchange Offer, the replacement options will have a new two-, or three-year vesting schedule depending on the existing vesting schedule of the options surrendered for cancellation in the exchange as described in Section 5, “Source and Amount of Consideration; Terms of Replacement Options,” based on the grant date of the replacement options. Generally, if your employment with us terminates, your replacement options will cease vesting according to the terms of the option agreement, and any unvested portion of your replacement options will be cancelled as of your separation date. Accordingly, if you exchange eligible options for replacement options in the Exchange Offer and your employment with us terminates before the replacement options fully vest, you will forfeit any unvested portion of your replacement options even if the eligible options surrendered in the Exchange Offer were vested at the time of the exchange or would have vested before your separation date. As a result, you may have fewer vested options at the time of your termination date than if you had declined to participate in the Exchange Offer.
     Nothing in the Exchange Offer confers upon you the right to remain an employee of Oclaro or any of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the replacement option grant date, the date your replacement options are fully vested or thereafter.
     If the trading price of our common stock decreases after the date on which your replacement options are granted, you will not be able to realize any gain from the exercise of your replacement options.
     The exercise price per share of all replacement options will be equal to the closing price per share of our common stock on the NASDAQ Global Market on the replacement option grant date, which is expected to be December 2, 2009, subject to any extension of the Exchange Offer. If the trading price of our common stock decreases after the replacement option grant date, the exercise price of your replacement options will be greater than the trading price of our common stock and you will not be able to realize any gain from the exercise of your replacement options. The trading price of our common stock has been volatile and there can be no assurance that the price of our common stock will increase after the replacement option grant date.
     If the price of our common stock increases over time, the value of the replacement options that you receive in the Exchange Offer may ultimately be less than the value of the eligible options that you surrendered in the exchange.
     We have designed the Exchange Offer to be value neutral, which means that the fair value of the replacement stock options, as determined based on our option pricing model, is approximately equal to the fair value, in the aggregate, of the eligible options being surrendered for exchange. (The model calculates fair value based on several assumptions, including that all eligible options are surrendered for exchange and certain valuation assumptions made as of October 27, 2009). As a result, you will be issued a lesser number of replacement options than the eligible options you surrender for exchange.
     Because you will receive a lesser number of replacement options in the Exchange Offer than the eligible options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible options would have been economically more valuable than the replacement options granted in the Exchange Offer, depending on the exercise prices of your eligible options and the increase in the price of our common stock during the terms of the options. For example, assume, for illustrative purposes only, that you surrender 100 eligible stock options in the Exchange Offer that have an exercise price of $2.00 per share, that you receive a grant of 66 replacement stock options with an exercise price of $1.00 per share, and that three years after the replacement stock option grant date the price of our common stock had increased to $10.00 per share. Under this example, if you had kept your surrendered options, exercised them and immediately sold all 100 of the underlying shares at $10.00 per share, you would have realized a pre-tax gain of $800.00 (i.e., 100 options multiplied by the $8 difference between the $10 market price and the $2 exercise price), but if you exchanged your eligible options, exercised them and sold the 66 underlying shares subject to the replacement options, you would only realize a pre-tax gain of $594.00 (i.e., 66 options multiplied by the $9 difference between the $10 market price and the $1 exercise price).
     Some employees subject to tax outside of the United States, including some employees who may be tax residents of multiple countries, could be subject to negative tax consequences if they participate in the Exchange Offer.
     If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer. You should read any applicable section of Schedule B attached to this Offer to Exchange document.
     Schedule B to this Offer to Exchange document discusses the tax consequences and other issues related to participation in the Exchange Offer for non-U.S. jurisdictions. You are also strongly encouraged to consult your own tax and legal advisors to discuss these consequences.
     If you have U.S. incentive stock options, the tax treatment of replacement options may not be as favorable, and if the Offer to Exchange extends for more than 30 calendar days, the tax status of any incentive stock options that you hold may be affected.
     Because all replacement options issued in the Exchange Offer will be U.S. nonqualified stock options, an individual’s tax treatment upon exercise of the replacement options may differ from the treatment otherwise applicable to the surrendered eligible options. An eligible employee who is subject to U.S. tax and participates and receives the replacement options will recognize ordinary income upon exercise of the replacement options equal to the excess, if any, of the fair market value of the purchased common shares on the exercise date over the exercise price paid for those shares. If the eligible employee is subject to U.S. income taxes at the time of exercise of the replacement options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the shares resulting from the exercise of the replacement options, the eligible employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the shares were held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount recognized as ordinary income upon acquisition of the shares.
     Any U.S. incentive stock options that are eligible options subject to the Exchange Offer but that you do not tender in response to this Exchange Offer will be treated as having been modified if the Exchange Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules as having been regranted. In those circumstances, the tax status of any incentive stock options that you hold may be affected even if you elect not to participate in the Exchange Offer. Any U.S. incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options for purposes of determining its U.S. income tax treatment. See Section 19, “Material Income Tax Consequences,” for more information.
Risks Related to Our Business and Common Stock
     You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, our registration statement on Form S-4, as amended, and also the information provided in this Offer to Exchange document and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at www.Oclaro.com . In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 21, “Additional Information,” for more information regarding reports we have filed with the SEC and how to obtain copies of or otherwise review these reports.
THE EXCHANGE OFFER
1. Purpose of the Exchange Offer
     The price of our common stock, along with that of other optical component/fiber optic companies, has been significantly impacted by the worldwide economic downturn. From September 2008 to July 1, 2009, share prices have declined on average more than 60% within our industry, based on a weighted average percentage of the changes in the share prices of Oclaro, JDS Uniphase Corp., Finisar Corp., Opnext Inc. and Oplink Communications Inc. This decline compares with the approximately 31% share price decline of the NASDAQ Composite Index during the same period.
     Market capitalization declines have been particularly pronounced in certain industries, such as ours, since October 2008. Certain of our customers have reduced their spending plans, leading them to draw down their existing inventory and reduce anticipated orders for optical components. These actions have had an adverse impact on our own revenues and market capitalization. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and other countries, but the longer the duration the greater risks we face in operating our business. Even if a recovery is underway, which is far from certain, the range of exercise prices of our outstanding options will likely continue to dilute their effectiveness and incentive value.
     The market factors discussed above have contributed to most of the employee stock options granted by us prior to September 2008 being significantly underwater, including options that we have granted to our employees over the prior seven years. As of October 27, 2009, exercise prices for outstanding underwater options that would be eligible to be exchanged pursuant to the Exchange Offer ranged from $2.00 to $236.02, with an average exercise price of $6.08 per share, approximately 5.4 times $1.12 per share, the closing price of our common stock on the NASDAQ Global Market on such date. Our board of directors believes that these underwater options provide little motivational or retention value for our existing employees.
     Our board of directors believes that allowing our employees the opportunity to exchange their underwater stock options for a lesser number of new at-the-money options (i.e., options that have an exercise price equal to the current trading price of our common stock) would help us retain such employees as well as provide an additional incentive for our employees during these difficult economic times. The replacement options would include additional vesting requirements to enhance their retentive value and no options would be eligible to be exchanged that have exercise prices below $2.00. The highest trading price of our common stock in the 52-week period immediately preceding the date of this proxy statement was $1.34. In recognition of the interests of our stockholders in matters involving the capitalization of our company, we sought and received stockholder approval of this program on October 21, 2009.
     The Exchange Offer is generally intended to be a “value neutral program” from an accounting perspective. Therefore, we do not expect that the program would result in any material incremental increase in our share-based compensation costs. Furthermore, members of our board of directors and our named executive officers are not eligible to participate in this Exchange Offer. While these individuals also hold options that are significantly underwater, we have excluded them from participation in the Exchange Offer.
     While we are executing an aggressive strategy (including cost cutting, salary freezes, and layoffs) designed to enable us to emerge from the downturn in the strongest possible position, we are concerned that the strain from these activities could adversely impact the morale and retention of our employees. In addition, as we discuss in more detail below, the underwater options that remain outstanding represent potential dilution for our stockholders and ongoing compensation expense for us even though the options provide minimal retentive value to our employees and may never be exercised. We believe that our Exchange Offer would significantly mitigate our retention risk and create a positive solution for our employees and stockholders by reducing our stock option dilution and enhancing our return from the compensation expense we have already recognized (and continue to recognize) for the existing underwater options.
Value to our Employees: Create a “Return on Investment” from our Equity Incentive Program
     In response to deteriorating macroeconomic conditions, we have implemented restructuring activities to improve our operational efficiencies by reducing excess workforce and capacity. In addition, we have taken the following significant actions to reduce our global total compensation costs:
•	implemented a global salary freeze and salary reductions in certain locations;

•	implemented plant shut downs and leave-without-pay programs; and

•	taken other steps across our business to materially reduce our paid time off liability, expense for company provided cars, and expenses for the reimbursement of external education and training.
          We are facing significant challenges relating to how we compensate our most talented employees in the current macroeconomic environment. As we are taking aggressive actions to conserve our cash balances and control our operating expenses, we have been unable to provide across the board increases to our employees’ total cash compensation this past year. With limited resources to expend on other employee-based benefits, we have experienced higher than average voluntary turnover rates this past fiscal year. Because of the worldwide demand for talent, we believe that the use of non-cash incentives — such as a viable equity incentive program — is essential to effectively attract and retain employees during these difficult times.
          Our desire to maintain our overall stock dilution at or below the dilution levels of our peers and the broader market has limited our issuance of equity awards to a select group of employees who have a direct impact on helping us to attain our operational and strategic objectives. Approximately 40% of our employee base receives equity awards, either at the time of hire or on an ongoing basis. It is critical that our employees’ “return on investment” of time and effort in these equity awards be meaningful, and we believe that the Exchange Offer will make possible such a positive return on investment.
          In the context of these pronounced benefit reductions and the challenges that we face retaining employees, we believe that the Exchange Offer will allow us to provide a meaningful, tangible benefit to our employees at little additional cost to us.
2. Eligible Employees
     Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible options (on a grant-by-grant basis) for replacement options, which will have an exercise price equal to the closing price per share of our common stock on the NASDAQ Global Market on the date of the grant.
     You are eligible to participate in the Exchange Offer if:
•	you are an active employee of Oclaro or one of its subsidiaries as of November 2, 2009, the date the Exchange Offer commenced, and remain actively employed through the option replacement grant date, which we expect to be December 2, 2009, subject to any extension of the Exchange Offer;

•	you hold eligible options (which are described below in the section titled “Eligible Options”); and

•	you are not a member of our board of directors or one of our named executive officers, each of whom is listed on Schedule A to this Offer to Exchange.
     Although we intend to include most of our non-U.S. employees in the Exchange Offer, we reserve the right to withdraw the Exchange Offer in any jurisdiction where we determine it is not feasible or practicable for employees to participate consistent with our compensation policies with respect to such jurisdiction. If we withdraw the Exchange Offer in a particular jurisdiction, the Exchange Offer will not be made to, nor will tenders of eligible stock options be accepted from or on behalf of, employees in that jurisdiction.
     You will not be eligible to surrender your eligible options in exchange for replacement options if you cease to be an eligible employee for any reason prior to the grant date of the replacement options. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to participate in the Exchange Offer.
3. Eligible Options
     Options are eligible to be exchanged in the Exchange Offer if they are held by eligible employees at the time the replacement options are granted, were granted under one of the plans prior to November 2, 2008 and have an exercise price equal to or greater than $2.00 per share. Eligible options may be vested or unvested options. As of October 27, 2009 there were approximately 4,307,769 options eligible to be exchanged in the Exchange Offer.
     We will only accept for exchange outstanding (i.e., unexercised and unexpired), eligible options that are properly elected to be exchanged in accordance with Section 6, “Procedures for Electing to Exchange Options,” and are not validly withdrawn in accordance with Section 7, “Withdrawal Rights and Change of Election.” Elections to participate in the Exchange Offer must be made before the Expiration Time, which will be 5:00 p.m., Pacific time on December 2, 2009, unless we delay the Expiration Time and extend the period during which elections may be made to exchange your eligible options for replacement options in the Exchange Offer (such period, as may be extended, the “Offer Period”).
     You may choose which of your eligible option grants to elect to surrender for exchange in the Exchange Offer, but each option grant that you elect to surrender must be for the entire outstanding portion of the option grant. While you may elect to surrender only some of your eligible option grants, you may not elect to surrender for exchange only a portion of an individual option grant. For example, if you hold three option grants with (i) one grant of 250 unexercised eligible options, (ii) a second grant of 1,000 unexercised eligible options and (iii) a third grant of 500 unexercised eligible options, you may elect to surrender for exchange the first grant, the second grant, the third grant, two of the three grants, all of the three grants or none of the three grants. You may not, however, elect to surrender only a portion of one of the three grants. For example, to continue the example above, if you choose to surrender the second grant, you would have to surrender all 1,000 unexercised eligible options and may not surrender only 500 of the options from that grant.
4. Exchange Ratios
     The number of options that you must surrender for cancellation in exchange for one new replacement option is determined by the exchange ratio. We established the exchange ratios by dividing the eligible options into four groups based on their current exercise prices and assigning an exchange ratio to each group that is designed to result in a fair value neutral exchange (calculated using the Black-Scholes option pricing model). The terms of the replacement options are designed to have a fair value that is, in the aggregate, not materially greater than the fair value of the eligible options, assuming that all eligible options are surrendered for exchange in the Exchange Offer. The calculation of fair value using the Black-Scholes option pricing model takes into account the following variables: (i) the closing price per share of our common stock for the trading day ending on October 27, 2009, (ii) a blend of implied volatilities derived from publicly traded options and the weekly historical share price volatility for a term commensurate with the remaining term of the eligible options and expected term of the replacement options, (iii) risk free interest rates that vary with the remaining term of the eligible options and expected term of the replacement options, (iv) an estimated term that reflects the underwater nature and the remaining contractual term of the eligible options as of October 27, 2009 and the expected term of the replacement options, (v) the option exercise prices of the eligible options and (vi) a 0.00% dividend yield.
     Setting the exchange ratios in the manner described above was designed so that we could avoid having to recognize any material incremental compensation expense upon the grant of the replacement options. However, the exchange ratios were set as of October 27, 2009, prior to the commencement of the Offer Period, and the Black-Scholes fair values of the eligible options and the replacement options as of the replacement options grant date or any future date may differ materially from the Black-Scholes fair values determined as of October 27, 2009. Accordingly, it is important for you to evaluate this offer based on your assessment of our future share price, the specific options you hold and other applicable risk factors.
     The exchange ratios are set forth below. Note that the exchange ratios apply to each of your eligible option grants separately, which means that the various option grants you have received may be subject to different exchange ratios. For the purpose of applying the exchange ratio, fractional replacement options will be rounded down to the nearest whole share on a grant-by-grant basis.

If the Per Share Exercise
Price of an Eligible	The Exchange Ratio Is
Option Grant Is	(Eligible Options to Replacement Options)
$2.00 to $4.89	1.50 to 1
$4.90 to $6.72	2.00 to 1
$6.73 to 7.99	3.00 to 1
$8.00 and Up	6.00 to 1
     For purposes of example only, if you surrender one grant of 100 eligible options with an exercise price of $5 per share and a second grant of 100 eligible options with an exercise price of $2 per share, you will receive 50 replacement options (100 divided by 2.0, rounded down to the nearest whole share) in exchange for the first grant and 66 replacement options (100 divided by 1.50, rounded down to the nearest whole share) in exchange for the second grant, for a total of 116 replacement options.
5. Source and Amount of Consideration; Terms of Replacement Options
     The total number of shares that may be issued pursuant to the exercise of replacement options granted in the Exchange Offer will depend on the rate of participation by eligible employees. Based on the number of eligible options outstanding as of October 27, 2009, replacement options to purchase 2,089,604 shares would be granted in the exchange, assuming that all eligible options were surrendered in the Exchange Offer. Eligible options that are properly surrendered for exchange in the Exchange Offer will be immediately cancelled upon our acceptance of them in accordance with the terms and conditions of the Exchange Offer. Shares subject to cancelled options will be returned to the share reserve of the Plan under which the original options were granted and become available for future grant under and in accordance with the terms of such Plan. In addition, upon the acceptance of surrendered options in the Exchange Offer, we will cancel 3 million shares currently available for future awards under the 1998 Plan.
     Replacement options will be granted under the 2004 Plan and the 1998 Plan. Replacement options received in exchange for options originally granted under the 1998 Plan or the the Holographix Inc. 2000 Stock Option Plan will be granted under the 1998 Plan, and replacement options received in exchange for options originally granted under the 2004 Plan, the Bookham 1998 Employee Share Option Scheme, the New Focus, Inc.

Stock 1999 Plan, or the New Focus, Inc. 2000 Stock Plan will be granted under the 2004 Plan, in our reasonable discretion and consistent with the terms of each such Plan. All replacement options will be non-qualified stock options for U.S. federal income tax purposes, regardless of whether they are granted in exchange for other non-qualified stock options or for incentive stock options.
     The exercise price of all replacement options granted in exchange for the surrender of existing eligible options will be equal to the closing price per share of our common stock as reported on the NASDAQ Global Market on the date of grant, which we expect will be December 2, 2009, subject to any extension of the Offer Period. However, if the exercise price of any eligible options surrendered for exchange is lower than the closing price of our common stock on the date of grant, we will not accept such eligible options for exchange.
     All replacement options will have a new term of seven years, regardless of the number of years remaining in the term of the surrendered eligible options. In addition, each replacement option grant will be subject to a new vesting schedule based on the time remaining in the existing vesting schedule of the option grant surrendered for cancellation in the exchange as of the grant date of the replacement options. The table below sets forth the new vesting schedules that will apply to the replacement option grants:

Time Remaining in Vesting Schedule
for Existing Options:	Vesting Schedule for New Options:
Fully Vested	Two Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 12 equal monthly installments thereafter)

Partially Vested or Unvested	Three Years (with 25% of the options vesting on the first anniversary of the grant date and the remaining options vesting in 24 equal monthly installments thereafter)
     You will not be able to exercise your replacement options until such options have vested in accordance with the schedule listed above. If you cease to provide services to Oclaro prior to the end of the vesting period for any reason, all unvested options will be forfeited, subject to the provisions of the 2004 Plan, or the 1998 Plan, as the case may be. The other terms and conditions of the replacement options will be set forth in new award agreements, including any country-specific exhibits thereto, to be entered into as of the replacement option grant date and delivered to you as soon as reasonably practicable following the grant date. As a condition to your participating in the Exchange Offer and to receiving replacement options in the exchange, you must enter into a new award agreement for each replacement option grant. The terms of the new award agreements may be different from your existing option award agreements. You should carefully review the differences. The form of award agreement for the replacement options to be issued under each of the 2004 Plan and the 1998 Plan is filed as an exhibit to the Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the SEC and to which this Offer to Exchange relates. If you are an employee residing outside of the United States, you will receive a different award agreement to comply or facilitate compliance with local law, the form of which is also filed as an exhibit to the Schedule TO.
     Eligible options are subject to the terms and conditions of the Plan under which they were granted and the award agreements that you received at the time of the original grant. The award agreement contains important information, such as the grant date, the number of shares, the exercise price, the expiration date, and what happens to the option in certain events, such as death, disability, retirement and voluntary or involuntary termination. It also indicates the specific Plan under which your option grant was made. Replacement options will be subject to the forms of award agreement described above and the Plan under which they will be granted. A summary of the material terms of the Plans is included in Section 12, “Summary of the Plans.”

6. Procedures for Electing to Exchange Options
     Participation in the Exchange Offer is completely voluntary. To participate in the program, you must complete the actions described below prior to the Expiration Time. Once you have properly completed all actions, we intend to send one or more e-mails to your Oclaro e-mail account confirming your elections, but it remains your responsibility to properly make your elections.
     If you are an eligible employee, you will receive an e-mail announcing the Exchange Offer and directing you to the website for the Exchange Offer (the “Website”), which is located at www.participantchoice.com/tenderoffer/Oclaro. If you wish to participate in the Exchange Offer, you must access the Website and follow the directions contained therein. Through the Website, you will have access to the following personalized information:
•	The eligible option grants that you hold;

•	The grant date, exercise price, vesting information and type of each eligible option;

•	The number of shares of our common stock underlying each eligible option grant;

•	The election alternatives available to you, including the number of shares of our common stock that would be subject to any replacement grants for option grants that you elect to exchange in the Exchange Offer; and

•	The expiration dates of the eligible option grants.
     You will be able to select each of your eligible option grants to indicate your choice of whether to exchange the options subject to such grant in accordance with the terms of the Exchange Offer or retain your options under their existing terms. Once you are satisfied with your elections, you will have to agree to the terms of election included on the Website. Only after you agree to the terms of election and confirm your election will you be directed to the page confirming your elections. Please print and keep a copy of the confirmation page for your records. At this point, you will have completed the election process.
     If you are not able to submit your election electronically by using the Website as a result of technical failures of the Website, such as the Website being unavailable or not accepting your election, or if you do not otherwise have access to the Website for any reason, you must complete a paper election form and return it to us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105 before the Expiration Time. To obtain a paper election form, please contact us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105.
     You must complete the election process electronically or in paper form, and we must receive your election, before 5:00 p.m., Pacific time on December 2, 2009, unless we extend the Offer Period. If we extend the Offer Period beyond that deadline, you must complete the process before the extended expiration date of the Exchange Offer. Your election to participate becomes irrevocable after 5:00 p.m., Pacific time on December 2, 2009, unless we extend the Offer Period past that time, in which case your election will become irrevocable after the new expiration time. You may change your mind after you have made your election electronically or in paper form and submit a new election at any time before the Expiration Time. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election we receive before the Expiration Time, except as otherwise described below under the section captioned “Withdrawal Rights and Change of Election.”
     You are responsible for properly making your election. Only elections that are completed, signed electronically or manually, and actually received by us electronically through the Website or in paper form by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer

Election,” or by facsimile to +1 (408) 904-5105, before the Expiration Time will be accepted. We intend to confirm the receipt of your election by e-mail within two business days of the receipt of your election. If you have not received a confirmation of your election within two business days, we recommend that you contact Stock Administration by e-mail to stock.admin@Oclaro.com or by telephone to +1 (408) 919-2737 to confirm the receipt of your election.
7. Withdrawal Rights and Change of Election
     You may change your election with respect to your eligible options only in accordance with the provisions of this section. You may change your election at any time before the Expiration Time, which will be 5:00 p.m., Pacific time on Wednesday, December 2, 2009, unless we extend the Offer Period. If we extend the Offer Period, you may change your election at any time until the extended Expiration Time.
     If you wish to change your election to participate in the Exchange Offer, you must access the Website at www.participantchoice.com/tenderoffer/Oclaro and complete a new electronic election before the Expiration Time. If you are not able to submit a new electronic election through the Website for any reason, such as the Website being unavailable or not accepting your new election, or if you do not otherwise have access to the Website for any reason, you must complete a paper election form and return it to us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105 before the Expiration Time. To obtain a paper election form, please contact us by e-mail to stock.admin@Oclaro.com with the subject line “Exchange Offer Election,” or by facsimile to +1 (408) 904-5105.
8. Acceptance of Options for Exchange and Grant of Replacement Options
     The Exchange Offer is a one-time only exchange program and we will strictly enforce the Offer Period. We will determine, in our sole and absolute discretion, all questions as to the validity, form, eligibility and acceptance of any options tendered for exchange, subject to any applicable rules of the SEC. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of the Exchange Offer, we will accept all properly tendered options promptly after the expiration of the Offer Period. Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of the Exchange Offer, we will only be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn, as of the time we give written notice to all eligible option holders generally of our acceptance of options for exchange. We may issue this notice by press release, e-mail or another form of communication. Subject to our rights to terminate the Exchange Offer as discussed in Section 11, “Extension of the Exchange Offer; Termination; Amendment” of this Offer to Exchange, we will accept all properly tendered options, which are not validly withdrawn, promptly after the expiration of the Offer Period.
     We reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender of any particular options. No tender of options pursuant to a particular election will be deemed to have been made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.
     Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer. Our acceptance of your options for exchange will constitute a binding agreement between Oclaro and you upon the terms and conditions of the Exchange Offer. However, your participation in the Exchange Offer does not provide any promise or agreement of continued employment with Oclaro.
     Upon the terms and subject to the conditions of the Exchange Offer and promptly following the expiration of the Offer Period, we will accept for exchange and cancel all eligible options properly submitted for exchange and not validly withdrawn before the expiration of the Offer Period. If your eligible options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we expect to be December 2, 2009, subject to any extension of the Offer Period. Once the options are cancelled, you will no longer have any rights with respect to those options. We will grant the replacement options on the replacement grant date, which we expect will be the same date as the cancellation date. Options that we do not accept for exchange will remain outstanding until they expire or are forfeited or exercised in accordance with their existing terms. Such options will retain their current exercise prices, expiration date and vesting schedules.

9. Expiration Time
     The Expiration Time for the Exchange Offer will be 5:00 p.m., Pacific time on December 2, 2009, unless we extend the Offer Period. We may, in our discretion, extend the Offer Period, in which event the Expiration Time will refer to the latest time and date at which the extended Offer Period expires. See Section 11, “Extension of the Exchange Offer; Termination; Amendment,” for a description of our rights to extend, terminate and amend the Exchange Offer.

10. Conditions of the Exchange Offer
     Notwithstanding any other term of the Exchange Offer, and in addition to (and not in limitation of) any other right we may have under applicable law to extend or amend the Exchange Offer at any time, in our sole and absolute discretion, we will not be required to accept for exchange any eligible options, and we may delay the acceptance of eligible options, in each case, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and may terminate the Exchange Offer in whole or in part if any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:
(1)	there is pending or has been threatened or instituted any action, proceeding or investigation by or before any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which challenges the making of, or might prohibit, prevent, restrict or delay consummation of, the Exchange Offer, or any portion thereof, the exchange of options pursuant to the Exchange Offer, or otherwise relates in any manner to the Exchange Offer;

(2)	any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced or deemed to be applicable to the Exchange Offer, or any portion thereof, by any court or governmental, regulatory or administrative agency or authority or tribunal, domestic or foreign, which challenges or would challenge or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Exchange Offer, or any portion thereof, or the exchange of options pursuant to the Exchange Offer;

(3)	there has been or is likely to occur any event or series of events that would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Exchange Offer, or any portion thereof, or that will, or is reasonably likely to, materially impair the contemplated benefits of the Exchange Offer;

(4)	there has been (a) any general suspension of, shortening of hours for or limitation on prices for trading in our securities on any national securities exchange or in an over-the-counter market in the United States (whether or not mandatory), (b) a material impairment in the broader trading market for debt or equity securities, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (d) a commencement of a war, armed hostilities, act of terrorism or other national or international crisis, (e) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (f) any material adverse change in United States securities or financial markets generally, (g) any material change in the United States currency exchange rates or exchange controls or a suspension of, or limitations on, the markets therefor (whether or not mandatory), (h) any other materially adverse change in general political, economic, financial or market conditions, domestically or internationally, or (i) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

(5)	a tender or exchange offer, other than this exchange offer by us, for some or all of our outstanding common stock, or a merger, acquisition or other business combination proposal involving us, has been proposed, announced or made by another person or entity or will have been publicly disclosed or we have learned that any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;

(6)	there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, which is not contemplated as of the commencement of the Exchange Offer; or

(7)	there shall have occurred or be reasonably expected to occur any of the foregoing or any other change, event or occurrence that could materially and adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Oclaro and its subsidiaries on a consolidated basis or otherwise materially affect our objectives in making the Exchange Offer.
     If any of the above changes, events or occurrences occur, we may:
(1)	terminate the Exchange Offer and promptly return all tendered eligible options to tendering holders;

(2)	complete and/or extend the Exchange Offer and, subject to your withdrawal rights, retain all tendered eligible options until the Exchange Offer expires;

(3)	amend the terms of the Exchange Offer; or

(4)	waive any unsatisfied condition and, subject to any requirement to extend the Offer Period, consummate the Exchange Offer.
     The Exchange Offer is not conditioned on any minimum number of eligible options being tendered pursuant to, or on any minimum number of employees participating in, the Exchange Offer.

     The above conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition. We may waive any condition, in whole or in part, at any time before the Expiration Time, in our sole and absolute discretion, whether or not we waive any other condition to the Exchange Offer. Any determination or judgment we make concerning the events described in this section may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.
11. Extension of the Exchange Offer; Termination; Amendment
     We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. Eastern time on the next business day following the previously scheduled expiration date of the Exchange Offer, and the cancellation date and the replacement option grant date will be similarly extended. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight Pacific time.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 10, “Conditions of the Exchange Offer,” by disseminating notice of the termination or amendment to eligible employees by public announcement, oral or written notice or otherwise as permitted by applicable law.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 10, “Conditions of the Exchange Offer,” has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the expiration date of the Exchange Offer. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.
     If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the changed terms or information.
     In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:
(a)	We increase or decrease the amount of consideration offered for the eligible stock options (for example, by altering the exchange ratios); or

(b)	We increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

12.  Summary of the Plans
Summary of the 2004 Plan

     The following is a summary of the material terms of the 2004 Plan and is qualified in its entirety by reference to the 2004 Plan. A copy of the 2004 Plan may be found attached as exhibit 10.1 to our Quarterly Report on Form 10-Q filed on February 6, 2008.
Administration.
     The compensation committee of our board of directors administers the 2004 Plan, under the authority delegated to it by our board of directors. The compensation committee has the authority to grant awards under the 2004 Plan and to adopt, amend and repeal administrative rules, guidelines and practices relating to the 2004 Plan. The compensation committee interprets the terms of the 2004 Plan and any award agreements entered into under it. The compensation committee may delegate to one or more of our officers the power to grant awards under the 2004 Plan, but such officers are not authorized to grant awards to any of our officers.
Eligible Participants.
     All of our employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2004 Plan.
Shares Available for Awards.
     Awards may be made under the 2004 Plan for up to 19,000,000 shares of common stock. The maximum number of shares of common stock that may be granted in awards to any participant is 1,000,000 per calendar year. The maximum number of shares that may be granted through awards that are not stock options or stock appreciation rights (“SARs”) is 17,000,000. The compensation committee will adjust the aggregate number of shares reserved for issuance under the 2004 Plan in the case of a stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of common stock other than an ordinary cash dividend. If any award expires or is terminated, surrendered or canceled without having been fully exercised, the unused common stock covered by such award shall again be available for grant under the 2004 Plan.
Types of Awards and Terms and Conditions.
     The 2004 Plan permits the grant of the following awards: (i) nonstatutory stock options; (ii) incentive stock options (“ISOs”); (iii) SARs; (iv) restricted stock; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with any other award granted under the 2004 Plan.
Stock Options.
     The compensation committee may grant incentive stock options or nonstatutory stock options with an exercise no less than the fair market value of our common stock at the date of grant. The option exercise price may be payable in cash, by delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver sufficient funds, by promissory note, or, at the discretion of the compensation committee, in shares of common stock having a fair market value on the exercise date equal to the exercise price.

Directors Options.
     On the date of each annual meeting of stockholders of Oclaro, we will grant to each member of our board of directors who is not an employee a nonstatutory stock option to purchase 5,000 shares of common stock. Our board of directors has discretion under the 2004 Plan to adjust the number of shares subject to such option, and on the date of the most recent annual meeting, October 21, 2009, the board approved the grant of an option to purchase 40,000 shares of common stock to each director. Such options will have an exercise price equal to the closing sale price of our common stock on the trading date immediately prior to the date of grant and will be immediately exercisable at the time of grant. The compensation committee may impose conditions or vesting limitations on such grants, may increase or decrease the number of shares subject to such options, and may make additional grants of nonstatutory stock options to board members who are not employees.
Stock Appreciation Rights (SARs).
     A SAR is an award entitling the holder, upon exercise, to receive an amount in cash or common stock based on the appreciation, after the date of grant, in the fair market value of our common stock. The date by which such appreciation is measured is the exercise date unless the compensation committee specifies otherwise. SARs may be granted in tandem with stock options (“tandem SARs”) or on their own (“independent SARs”). Tandem SARs are only exercisable when the related stock option is exercisable and will terminate upon the termination or exercise of the related stock option (except that a SAR that covers less than the full number of shares covered by a stock option will not be reduced until the number of shares covered by the exercised or terminated stock option exceeds the number of shares not covered by the SAR). Independent SARs are exercisable at such time or times, and on such conditions, as the compensation committee specifies in the award.
Restricted Stock.
     The compensation committee may grant restricted stock awards entitling recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price upon certain specified conditions. The compensation committee determines the conditions for repurchase and the issue price, if any, of the restricted stock awards. Any restricted stock granted after January 25, 2008 that vests solely based on the passage of time may not be more than one-third vested prior to the first anniversary of the date of grant, no more than two-thirds vested prior to the second anniversary of the date of grant, and the balance must vest no more than ratably over the period from the second anniversary to the third anniversary of the date of grant. Any restricted stock awards granted after January 25, 2008 that do not vest solely based on the passage of time shall not vest prior to the first anniversary of the date of grant.
Other Stock-Based Awards.
     The compensation committee may make other awards of shares of our common stock or other awards that are valued by reference to shares of our common stock. Such awards may be paid in shares of our common stock or in cash, as the compensation committee so determines. The compensation committee may determine the conditions of such awards, including any applicable purchase price.
Reorganization Event.
     In the event of a reorganization event of Oclaro (as defined in the 2004 Plan), subject to certain limitations and restrictions as more fully described in the 2004 Plan, the compensation committee may:
•	provide that Awards (other than restricted stock) shall be assumed by the acquiring or succeeding corporation;

•	provide that unexercised stock options or other unexercised awards (other than restricted stock) shall become exercisable in full and will terminate immediately prior to the consummation of the reorganization event unless exercised by the holder in a specific time period;

•	provide that restrictions applicable to outstanding awards (other than restricted stock) shall lapse prior to the reorganization event;

•	provide that holders of awards (other than restricted stock) may receive a portion of the acquisition price in proportion to the number of shares of common stock subject to the holder’s awards minus the aggregate exercise price of the awards;

•	provide that awards (other than restricted stock) shall convert into a right to receive liquidation proceeds; and

•	in the case of restricted stock awards, may provide that, in a reorganization event that is not a liquidation or dissolution, Oclaro’s repurchase right shall transfer to Oclaro’s successor entity and apply to the consideration into which our common stock was converted or exchanged in the reorganization event.
Termination of Employment.
     The compensation committee shall determine effect of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a holder on any award.
Duration, Termination and Amendment.
     No awards shall be granted under the 2004 Plan after the completion of 10 years from the date on which the 2004 Plan was adopted by our board of directors, but awards previously granted may extend beyond that date. The compensation committee or our board of directors may amend, suspend or terminate the 2004 Plan or any portion of it at any time, except that no amendment requiring stockholder approval under any applicable legal, regulatory or NASDAQ listing requirement shall become effective until such stockholder approval is obtained. No award may be made that is conditioned upon stockholder approval of any amendment to the 2004 Plan.
Transferability of Awards.
     Unless otherwise provided by the Compensation Committee, awards under the 2004 Plan may only be transferred by will or the laws of descent and distribution, or, other than in the case of an incentive stock option, under a qualified domestic relations order. In no event are transfers to a third party for consideration permitted.
Prohibition on Repricing Awards.
     Unless approved by our stockholders, no stock option or SAR may be amended to reduce its exercise price or measurement price, the compensation committee may not cancel any outstanding stock option or SAR and grant in substitution any new awards with a lower exercise price or measurement price, and no outstanding stock option or SAR may be cancelled in exchange for cash, except in connection with a reorganization event or change of control. However, upon the approval of this Proposal 2 by our stockholders, we may conduct a one-time option exchange program pursuant to which outstanding options may be tendered to us for cancellation in exchange for the issuance of a lesser amount of new options with a lower exercise price.
U.S. Federal Income Tax Consequences.
     The following is a brief summary of the U.S. federal income tax consequences of certain transactions under the 2004 Plan based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the 2004 Plan and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the 2004 Plan.
Incentive Stock Options.
     No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
     If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Nonstatutory Stock Options.
     In general, (a) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (b) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock option, any increase (or decrease) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
     Stock Appreciation Rights.
     No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to recognize ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any shares received on the exercise. Upon the sale of the shares, the participant will have capital gain or loss due to any increase (or decrease) in value of the shares after exercise. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
     Restricted Stock Awards.
     The recipient of restricted stock awards generally will be subject to tax at ordinary income rates on the fair market value of the underlying shares (reduced by any amount paid by the participant for such shares) at such time as the shares are no longer subject to forfeiture or restrictions on transfer (“Restrictions”) for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). Generally, the recipient will be subject to tax at vesting. However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such stock awards. If a Section 83(b) election has not been made, any dividends received with respect to shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales price and the fair market value of the shares on the date of grant or vesting, as applicable. Any capital gain or loss will be long-term if the participant held the shares for more than one year and otherwise will be short-term.
     Other Stock-Based Awards.
     The tax consequences associated with any other stock-based award granted under the 2004 Plan will vary depending on the specific terms of the award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the participant’s holding period, and amount paid for the award or underlying common stock.

     Tax Consequences to Oclaro.
     To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. At such time, we will also have a withholding and reporting obligation with regard to such income.
     Compliance with Section 409A of the Code.
     The American Jobs Creation Act of 2004 revised the federal income tax law applicable to certain types of awards that may be granted under the 2004 Plan. To the extent applicable, it is intended that the 2004 Plan and any grants made under the 2004 Plan comply with the provisions of Section 409A of the Code.
Summary of the 1998 Plan
     The following is a summary of the material terms of the 1998 Plan and is qualified in its entirety by reference to the 1998 Plan. A copy of the 1998 Plan may be found attached as exhibit 10.2 to the Avanex Annual Report on Form 10-K filed by Avanex on September 5, 2008.
Administration.
     Our compensation committee administers the 1998 Plan, under the authority delegated to it by our board of directors. The compensation committee has the authority to select award recipients, determine the size of the award, determine the terms and conditions of any award, including exercise price, time for exercise and vesting restrictions, to modify or amend each award, to interpret the terms of the 1998 Plan and awards granted under it, and to prescribe or rescind rules and regulations relating to the 1998 Plan. The compensation committee’s decisions and interpretations are binding on participants in the 1998 Plan.
Eligible Participants.
     All of our employees, directors, and consultants are eligible to be granted nonstatutory stock options, stock purchase rights and restricted stock units. Only employees may receive incentive stock options.
Shares Available for Awards.
     The maximum aggregate number of shares of common stock that may be issued under the 1998 Plan is 10,689,220 shares of our common stock, plus an annual increase added on the first day of our fiscal year equal to the lesser of (i) 2,170,400 shares, (ii) 4.9% of the outstanding shares on such date or (iii) a lesser amount determined by the compensation committee. The compensation committee will adjust the aggregate number of shares reserved for issuance under the 1998 Plan in the case of a stock split, reverse stock split, stock dividend, spin-off, combination or reclassification of or common stock, or any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration by us. If any award expires or is terminated, surrendered or canceled without having been fully exercised, the unused common stock covered by such award shall again be available for grant under the 1998 Plan.
Types of Awards and Terms and Conditions.
     The 1998 Plan permits the grant of the following awards: (i) nonstatutory stock options; (ii) incentive stock options; (iii) stock purchase rights; and (iv) restricted stock units. Awards may be granted alone, in addition to, or in combination with any other award granted under the 1998 Plan.

Stock Options.
     The compensation committee may grant incentive stock options or nonstatutory stock options. However, to the extent the fair market value of the shares subject to an incentive stock option exceed $100,000 in a calendar year, the option shall be treated as a nonstatutory stock option. No plan participant shall be granted options to purchase more than 8,139,000 shares of common stock in any one fiscal year, although in connection with his or her initial service, a participant may be granted options to purchase up to 24,170,000 shares that will not be counted towards that limit.
     Incentive stock options may be granted with an exercise no less than the fair market value of our common stock at the date of grant; provided that in the case of an employee who holds more than 10% of our outstanding stock, the exercise price must be at least 110% of the fair market value. Nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code must be granted with an exercise no less than the fair market value of our common stock at the date of grant. The compensation committee may grant stock options with an exercise price less than fair market value in connection with a merger or similar corporate transaction.
     The option exercise price may be payable in cash, check, promissory note, shares of common stock having a fair market value on the exercise date equal to the exercise price (as long as, in the case of shares received upon a stock option exercise, such shares have been owned for six months), under a cashless exercise program established by Oclaro, or by a reduction in the amount of any liability of Oclaro to the holder.
     If the participant ceases to provide services to Oclaro, unless the compensation committee decides otherwise, the participant shall have three months from the date of termination to exercise his or her options with respect to any vested portion of such options.
Stock Purchase Rights.
     The compensation committee may grant participants the right to purchase shares of our common stock (“stock repurchase rights”), subject to our option to repurchase such shares at the price paid by the participant upon the participant’s termination of employment. The compensation committee may set the rate at which our repurchase option lapses. In addition, the compensation committee may subject stock repurchase rights to vesting contingent on the achievement of specific performance goals. No participant may receive stock purchase rights covering more than 271,300 shares in any one fiscal year. However, in connection with an employee’s initial service, an Oclaro employee may be granted additional stock purchase rights covering up to 813,900 shares.
Restricted Stock Units.
     A restricted stock unit is a bookkeeping entry the fair market value of one share of our common stock. The compensation committee may grant restricted stock units subject to vesting criteria, which may determine the number of restricted stock units that will be paid out to a participant or such other terms and conditions as it determines in its sole discretion. Upon meeting the applicable vesting or other restriction criteria, we will pay the participant, in cash, shares or a combination, according to the award agreement. In no event may a participant receive more than 271,300 restricted stock units in any one fiscal year. However, in connection with an employee’s initial service, an Oclaro employee may be granted additional restricted stock units up to 813,900.

Change of Control.
     In the event of a dissolution or liquidation of Oclaro, the compensation committee may:
•	provide for a participant to have the right to exercise his or her stock option with respect to all shares of common stock covered by the option, until ten days prior to such to the liquidation or dissolution; and

•	provide that any repurchase option held by us and applicable to any award may lapse 100% and that any award vesting shall accelerate 100%.
To the extent an award has not been previously exercised (stock options and stock purchase rights) or vested (restricted stock units), an award will terminate immediately prior to the consummation of the dissolution or liquidation.
     In the event of a merger or similar change of control of Oclaro (as set forth in the 1998 Plan), outstanding awards will be assumed, or an equivalent award will be substituted, by the successor corporation. In the event the successor refuses to so assume or substitute:
•	all stock options and stock purchase rights will fully vest and will be fully exercisable for 15 days after we send notice to participants of such event, and will terminate upon the expiration of such period; and

•	all other awards will be fully paid out immediately prior to the consummation of the change of control.
Duration, Termination and Amendment.
     The 1998 Plan will terminate in December 2009. In addition, our board of directors may amend, suspend or terminate the 1998 Plan at any time. However, no amendment, suspension or termination of the 1998 Plan shall impair the rights of any participant, unless mutually agreed by the participant and the compensation committee or our board of directors otherwise. The termination of the 1998 Plan will not affect the compensation committee’s ability to exercise its powers with respect to stock options granted prior to such termination.
Transferability of Awards.
     Unless determined by the compensation committee, an award may not be sold, pledged, assigned, transferred, or disposed of other than by will or by the laws of descent or distribution.
Authority to Reprice Awards.
     Under the 1998 Plan, the compensation committee is empowered to reduce the exercise price of any stock option, stock repurchase right or restricted stock unit to the then current fair market value of our common stock if the fair market value of the common stock covered by such awards has declined since the date of grant. In addition, the compensation committee is authorized to institute an option exchange program under which stock options may be surrendered in exchange for options with a lower exercise price.
U.S. Federal Income Tax Consequences.
     The following is a brief summary of the U.S. federal income tax consequences of certain transactions under the 1998 Plan based on federal income tax laws in effect as of the date of this proxy statement. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences, nor does it describe consequences based on particular circumstances. Each participant should refer to the actual text of the 1998 Plan and should consult with a tax advisor as to specific questions relating to tax consequences of participation in the 1998 Plan.
     Incentive Stock Options.
     No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If common shares are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.
     If common shares acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.
     Nonstatutory Stock Options.
     In general, (a) no income will be recognized by an optionee at the time a nonstatutory stock option is granted; (b) at the time of exercise of a nonstatutory stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise; and (c) at the time of sale of shares acquired pursuant to the exercise of a nonstatutory stock option, any increase (or decrease) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.
     Stock Purchase Rights.
     When a stock purchase right is exercised, the participant generally will be required to include as ordinary income an amount equal to the difference between the fair market value of any common stock received on the exercise and the amount paid for such shares. Upon the sale of the shares, the participant will have capital gain or loss equal to the difference between the sales price and the fair market value of the shares on the day the stock purchase right was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
     Restricted Stock Units.
     The recipient of restricted stock unit awards generally will be subject to tax on the fair market value of the underlying shares at such time of vesting. When the shares are sold, the participant will have capital gain or loss equal to the sales price less the fair market value of the shares on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
     Tax Consequences to Oclaro.
     To the extent that a recipient recognizes ordinary income in the circumstances described above, we will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code. At such time, we will also have a withholding and reporting obligation with regard to such income.
     Compliance with Section 409A of the Code.
     The American Jobs Creation Act of 2004 revised the federal income tax law applicable to certain types of awards that may be granted under the 2004 Plan. To the extent applicable, it is intended that the 2004 Plan and any grants made under the 2004 Plan comply with the provisions of Section 409A of the Code.

Bookham 1998 Employee Share Option Scheme, New Focus, Inc. 1999 Stock Plan and New Focus, Inc. 2000 Stock Plan
     Replacement options received in exchange for options originally granted under the Bookham 1998 Employee Share Option Scheme, the New Focus, Inc. 1999 Plan and the New Focus, Inc. 2000 Equity Incentive Plan (the “Consolidated Plans”) will be granted under the 2004 Plan. There are certain differences between the Consolidated Plans and the 2004 Plan that may be material to the holders of eligible options originally granted under the Consolidated Plans who are considering exchanging those options for replacement options in the Exchange Offer. We have provided below a summary of some of the key terms applicable to options outstanding under the Consolidated Plans that are different than the terms that would apply to replacement options granted under the 2004 Plan. This summary is not complete and holders of eligible options outstanding under any of the Consolidated Plans are urged to review the terms of such Consolidated Plan as well as the terms of the 2004 Plan, which are filed as Exhibits (d)(4) — (d)(6) and (d)(1), respectively, to the Schedule TO. In addition, you should review your existing option award agreement and the forms of award agreement for the replacement options to be issued under the 2004 Plan, which forms are filed as Exhibit (d)(8) and (d)(9) to the Schedule TO, as the award agreements may include additional terms applicable to your outstanding eligible options and the replacement options.
Bookham 1998 Employee Share Option Scheme
     Transferability of Options.
     Stock options may not be transferred, assigned or charged, and any attempt to do so will result in the automatic cancellation of the option. Upon an optionee’s death, such optionee’s options may be exercised by his or her personal representative.
     Termination of Employment.
     Upon an optionee’s termination without cause, such optionee may exercise his or her stock options up to 3 months (and up to 12 months with the consent of the board of directors) after such termination. If an optionee dies or becomes disabled, his or her estate or personal representative may exercise such optionee’s options within the period ending on the first anniversary of the date of such death or disability, but in no event after the expiration of such options.
     Termination of Option in Connection with National Insurance Contribution Liabilities.
     An option will terminate if the board of directors of Oclaro Technology plc, a subsidiary of Oclaro (“Oclaro plc”), has determined that the optionee covenants to pay to Oclaro plc an amount equal to Oclaro plc’s liability for secondary Class 1 national insurance contributions arising upon the exercise of such option, or enters into a joint election approved by the Inland Revenue under which such liability is transferred to the optionee within a specified period, and that period elapses without such covenant to pay or joint election having been entered into.
     Change of Control.
     In the event of a change of control of Oclaro plc, if the successor entity does not agree to replace outstanding options with equivalent awards exercisable for shares of the successor entity (as described in further detail in the Bookham 1998 Employee Share Option Scheme) within 28 days of such change of control, or in the event of a hostile takeover, then such outstanding options shall automatically vest in full and shall be exercisable for 90 days after such change of control. In the event of a notice of a General Meeting of Oclaro plc at which a resolution for the voluntary winding-up of Oclaro plc will be proposed, all outstanding options shall become exercisable in whole or in part from the time of the notice of such meeting until such resolution is duly passed, defeated or such meeting is concluded or adjourned, whichever happens first. If such resolution is passed, any options that have not been exercised shall terminate.

     Cash Payment for Option Exercises.
     Upon receiving a notice of exercise from an optionee, Oclaro plc may pay such optionee a cash sum equal to the market value of the shares of our common stock specified in the exercise notice as of the date of such notice (less the exercise price paid for such shares).
     Tax Indemnity.
     Each optionee must indemnify Oclaro, Oclaro plc, and our affiliates against his or her tax liability upon the grant or exercise of an option where we or our affiliates must account for the tax to any tax authority, including, without limitation, liability for secondary Class 1 national insurance contributions to the extent such optionee has agreed to the transfer of such liability to him or her.
     Information Rights.
     Each optionee is entitled to receive copies of all notices and other documents sent by Oclaro plc to its shareholders generally.
     Governing Law
     The Bookham 1998 Employee Share Option Scheme is governed by English law.
New Focus, Inc. 1999 Stock Plan
     Change of Control.
     In the event of the proposed dissolution or liquidation of Oclaro, our board of directors or the compensation committee may, in their discretion, provide for an optionee to have the right to exercise his or her stock options until 15 days prior to such transaction. In the event of a merger of Oclaro or a sale of substantially all of its assets, if the outstanding options are not assumed or replaced by an equivalent option by the successor entity, such options will fully vest and our board of directors or the compensation committee shall notify the holders of such options that such options may be exercised for 15 days from the date of such notice and shall terminate upon the expiration of such period.
     Buyout Provisions.
     Our board of directors or the compensation committee may offer to buy out for a payment in cash or shares of our common stock, an option previously granted.
     Information Rights.
     We shall provide optionees copies of our annual financial statements at least once per year, provided, however, that we are not required to provide such information to key employees whose duties allow them access to equivalent information.
New Focus, Inc. 2000 Stock Plan
     Change of Control.
     In the event of the proposed dissolution or liquidation of Oclaro, our board of directors or the compensation committee may, in their discretion, provide for an optionee to have the right to exercise his or her stock options until 10 days prior to such transaction. In the event of a merger of Oclaro or a sale of substantially all of its assets, if the outstanding options are not assumed or replaced by an equivalent option by the successor entity, such options will fully vest and our board of directors or the compensation committee shall notify the holders of such options that such options may be exercised for 15 days from the date of such notice and shall terminate upon the expiration of such period.

     Buyout Provisions.
     Our board of directors or the compensation committee may offer to buy out for a payment in cash or shares of our common stock, an option previously granted.
Holographix Inc. 2000 Stock Option Plan
     Replacement options received in exchange for options originally granted under the Holographix Inc. 2000 Stock Option Plan will be granted under the 1998 Plan. There are certain differences between the Holographix Inc. 2000 Stock Option Plan and the 1998 Plan that may be material to the holders of eligible options originally granted under the Holographix Inc. 2000 Stock Option Plan who are considering exchanging those options for replacement options in the Exchange Offer. We have provided below a summary of some of the key terms applicable to options outstanding under the Holographix Inc. 2000 Stock Option Plan that are different than the terms that would apply to replacement options granted under the 1998 Plan. This summary is not complete and holders of eligible options outstanding under the Holographix Inc. 2000 Stock Option Plan are urged to review the terms of such plan as well as the terms of the 1998 Plan, which are filed as Exhibits (d)(7) and (d)(1), respectively, to the Schedule TO. In addition, you should review your existing option award agreement and the forms of award agreement for the replacement options to be issued under the 1998 Plan, which forms are filed as Exhibit (d)(8) and (d)(9) to the Schedule TO, as the award agreements may include additional terms applicable to your outstanding eligible options and the replacement options.
Option Exercise Payments.
     No shares of our common stock may be tendered in payment of the purchase price of shares purchased upon exercise of an incentive stock option if the shares to be so tendered were acquired within twelve (12) months before the date of such tender, through the exercise of an option granted under the Holographix Inc. 2000 Stock Option Plan or any other Oclaro stock option plan.
Termination of Employment.
     If the recipient of a nonstatutory stock option is terminated without cause, then such recipient shall have three months to exercise his or her option after such termination. If the recipient of a nonstatutory option dies or becomes disabled while he or she is an employee of Oclaro and prior to the expiration date of the option, or if such recipient dies within 30 days after he or she ceases to be an employee, consultant or director of Oclaro, then such option shall be exercisable within one year after the date of death or disability.
Change of Control.
     In the event the we are a party to a merger or similar reorganization in which we are not the surviving entity, or in the event of a sale of all or substantially all (75% or more) of our assets, our board of directors may, in its sole discretion, accelerate the vesting of outstanding options and extend the dates during which particular options may be exercised.

13.  Price Range of Common Stock Underlying Eligible Options
     The eligible options represent rights to acquire shares of our common stock. None of the eligible options are traded on any trading market.
     Our common stock is quoted on the NASDAQ Global Market under the symbol “OCLR.” The following table sets forth the high and low per share closing sales prices for our common stock since the beginning of fiscal year 2008 as reported on the NASDAQ Global Market.

	High	Low
Fiscal Year Ending July 3, 2010

First Quarter	$1.22	$0.53

Fiscal Year Ending June 27, 2009	$2.02	$0.21

Fourth Quarter	$1.30	$0.41

Third Quarter	$0.56	$0.21

Second Quarter	$1.24	$0.30

First Quarter	$2.02	$1.12

Fiscal Year Ending June 28, 2008	$3.39	$1.13

Fourth Quarter	$2.28	$1.31

Third Quarter	$2.63	$1.13

Second Quarter	$3.39	$2.22

First Quarter	$3.05	$2.22
     As of October 27, 2009 there were 10,576 holders of record of our common stock, and the number of outstanding shares of our common stock was 186,902,147. On October 27, 2009, the closing sales price of our common stock as reported on the NASDAQ Global Market was $1.12 per share.
     You should evaluate current market quotes for our common stock, among other factors, before deciding whether to participate in the Exchange Offer.
14.  Information Concerning Oclaro; Financial Information
     Information Concerning Oclaro
     We are a provider of high performance optical components, modules and subsystems to the telecommunications (telecom) market, and we believe we are one of the largest providers into metro and long haul network applications. Our telecom divisions leverage proprietary core technologies and vertically integrated product development to provide our telecommunications customers with cost-effective and innovative optical solutions through our transmission products and our regeneration and optical routing products. We also have an advanced photonics solutions division, previously referred to as our non-telecom division, which is chartered with diversification and growth into new markets by leveraging our brand, chip design and manufacturing expertise. We are a global company with chip fabrication facilities in the United Kingdom (U.K.), Switzerland and Italy, as well as in Arizona on a temporary basis. We also have manufacturing facilities in the United States (U.S.), Thailand and China, and research and development teams in the U.S., U.K., Switzerland, Italy and China.
     We are the result of the April 27, 2009 merger of Bookham, Inc. (“Bookham”) and Avanex Corporation (“Avanex”), with Bookham becoming the parent company and changing its name to Oclaro, Inc. upon the close of the merger. All financial information prior to April 27, 2009 included in this Offer to Exchange relates to the consolidated financial position and results of operations of the former Bookham, and all financial information subsequent to April 27, 2009 relates to the consolidated financial position and results of operations of Oclaro, which includes the consolidated financial information of Avanex.
     We are a Delaware corporation, incorporated on June 29, 2004. Our common stock is traded on the NASDAQ Global Market under the symbol “OCLR.” On September 10, 2004, pursuant to a scheme of arrangement under the laws of the United Kingdom, we became the publicly traded parent company of the Oclaro Technology plc (formerly Bookham Technology plc) group of companies, including Oclaro Technology plc, a public limited company incorporated under the laws of England and Wales whose stock was previously traded on the London Stock Exchange and the NASDAQ National Market.
     We maintain a web site with the address www.oclaro.com. We include our web site address in this document only as an inactive textual reference and do not intend it to be an active link to our website. Accordingly, information contained in our website is not incorporated by reference in, and should not be considered a part of, this Offer to Exchange. Additional information regarding Oclaro is available from the documents listed in Section 21, “Additional Information.”
     Financial Information
     We have presented below a summary of our consolidated financial data. The following summary consolidated financial information should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended June 27, 2009 and June 28, 2008 and the selected consolidated balance sheet data as of June 27, 2009 and June 28, 2008 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2009. Our historical results are not necessarily indicative of the results to be expected in any future period.

	June 27,	June 28,
	2009 (1)	2008
	(Thousands)
CONSOLIDATED BALANCE SHEET DATA:
Total current assets	$198,314	$163,822
Total assets	$233,388	$212,090
Total current liabilities	$72,987	$42,290
Total liabilities	$92,998	$63,028
Total stockholders’ equity	$140,390	$149,062

	Year Ended
	June 27,	June 28,
	2009 (1)	2008
	(Thousands, except per share amounts)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues	$210,923	$202,663
Gross profit	$46,498	$40,761
Loss from continuing operations before income taxes	$(24,370)	$(23,256)
Income tax provision	$1,399	$5
Loss from continuing operations	$(25,769)	$(23,261)
Loss from discontinued operations, net of tax	$(6,387)	$(179)
Net loss	$(32,156)	$(23,440)
Basic and diluted net loss per share:
Loss per share from continuing operations	$(0.22)	$(0.25)
Loss per share from discontinued operations	(0.06)	—

Net loss per share	$(0.28)	$(0.25)

(1)	On April 27, 2009, the Company completed its merger with Avanex Corporation. The results of Avanex Corporation’s operations have been included in the Company’s consolidated financial results subsequent to the date of the merger.
     Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes and the cumulative effects of accounting changes. Fixed charges consist of interest and debt expense, including amortization of debt-related expenses and interest capitalized during the period, as well as an estimate for the interest portion of rental expense.

	Year Ended
	June 27,	June 28,
	2009	2008
Ratio of earnings to fixed charges	(1)	(1)

(1)	For fiscal year 2009, the earnings available to cover fixed charges was deficient by $24.4 million. For fiscal year 2008, the earnings available to cover fixed charges was deficient by $23.3 million.

     Book Value per Share
     Our book value per share as of our most recent balance sheet dated June 27, 2009 was $0.75.
     Additional Information
     For additional information about us, please refer to our Annual Report on Form 10-K for the fiscal year ended June 27, 2009 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible options for exchange. We will also provide you upon request, free of charge, a copy of any or all of the documents to which we have referred you. See Section 21, “Additional Information,” for more information regarding reports that we file with the SEC and how to obtain copies of or otherwise review such reports.
15.	Interests of Directors and Named Executive Officers; Transactions and Arrangements Concerning the Options
     A list of our directors and named executive officers is attached to this document as Schedule A. These individuals may not participate in the Exchange Offer.
     As of October 27, 2009, our current executive officers and members of our board of directors as a group held unexercised and outstanding options to purchase an aggregate of 6,156,797 shares of our common stock under our equity incentive plans, which represented approximately 32.4% of the common stock subject to all options outstanding under such plans as of that date. The following table shows the holdings of options to purchase our common stock as of October 27, 2009 by each of our directors and named executive officers.

	Shares Underlying	Percentage of Total
	Outstanding Stock	Outstanding Stock
Name	Options	Options
Alain Couder	2,145,000	11.3%
Jerry Turin	757,000	4.0%
Jim Haynes	1,081,007	5.7%
Kate Rundle	230,000	1.2%
Yves LeMaitre	470,000	2.5%
Bernard Couillaud	85,000	0.4%
Edward Collins	85,000	0.4%
Giovanni Barbarossa	966,512	5.1%
Lori A. Holland	125,420	0.7%
Greg Dougherty	100,060	0.5%
Joel A. Smith III	111,798	0.6%

Executive officers and directors as a group	6,156,797	32.4%

     Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations. In addition, neither we nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options or our common stock during the 60 days before the commencement of the Exchange Offer, other than the delivery of shares upon the vesting of restricted stock awards that were previously granted and outstanding.

16.	Status of Options Accepted for Exchange
     Eligible options that we accept for exchange pursuant to the Exchange Offer will be cancelled promptly after the Expiration Time of the Exchange Offer, whereupon the surrendered options will terminate and have no legal effect whatsoever. All shares of common stock that were subject to such surrendered eligible stock options will be returned to the share reserve of the applicable Plan under which the surrendered options were originally granted and will become available for future awards under such Plan. In addition, upon the acceptance of surrendered options in the Exchange Offer, we will cancel 3 million shares currently available for future awards under the 1998 Plan.
17.	Accounting Consequences of the Exchange
     We have adopted the provisions of SFAS 123(R), which requires employee equity awards to be accounted for in our financial statements under the fair value method. Generally, when we grant new share-based awards, we recognize compensation expense for the fair value of such awards, which we recognize over the vesting schedule of the award. However, under these rules, the exchange of options pursuant to the Exchange Offer will be characterized as a modification of the existing option awards and no incremental expense will be recognized if the modification is fair value neutral. To be fair value neutral under SFAS 123(R), the fair value of the replacement options, as determined based on our option pricing model, must be approximately equal to the fair value, in the aggregate, of the eligible options being surrendered for exchange. As described above under “Risk Factors,” we use the Black-Scholes option pricing model to determine the fair value of all options granted to employees. When we established the exchange ratios on October 27, 2009, we set the exchange ratios in a manner intended to avoid the incurrence by us of any material incremental share-based compensation expense. However, if there are fluctuations in the trading price of our common stock between the date the ratios were established and the date the replacement options are granted, there is some risk of incremental compensation expense.
     Any previously unrecognized compensation expense from the surrendered stock options and incremental compensation costs, if any, associated with the replacement options granted in the exchange will be recognized by us generally over the vesting period of the replacement options. However, in the event that any of the replacement options are forfeited prior to their vesting due to termination of service, we will stop recognizing expense on the surrendered options and the incremental compensation cost, if any, for the replacement options that are forfeited will not be recognized.
     Since the trading price of our common stock on the grant date of the replacement options and the forfeiture of any replacement options prior to vesting cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer and the vesting of all replacement options, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.
18.	Legal Matters and Regulatory Approvals
     We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the exchange of eligible options and grant of replacement options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our replacement options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered options for exchange and to issue replacement options is conditioned upon our having obtained any required governmental approval.
19.	Material Income Tax Consequences
     CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
     The following summarizes the material U.S. federal income tax consequences of the Exchange Offer to you. Please note that the following is only a summary of the material U.S. federal income tax laws and regulations that apply to the Exchange Offer and does not address all possible tax aspects of transactions that may arise in connection with the Exchange Offer, including non-US, state or local tax consequences. The tax laws and regulations are complex and are subject to legislative changes. In addition, circumstances unique to certain individuals may change the usual income tax results.
     We believe the exchange of eligible options for replacement options pursuant to the Exchange Offer should be treated as a non-taxable exchange in the U.S., and no income should be recognized for U.S. federal income tax purposes by us or the eligible employees upon the issuance of the replacement options. However, the tax consequences of the Exchange Offer are not entirely certain, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. For those eligible employees subject to tax in Canada and Switzerland, you may be subject to tax as a result of the exchange of eligible options for replacement options. For additional details on the expected tax treatment of the Exchange Offer and the replacement options in certain non-U.S. jurisdictions, please review the country-specific information set forth in the applicable section of Schedule B.
     Please note that any U.S. incentive stock options that are eligible options subject to the Exchange Offer but that you do not tender in response to this Exchange Offer will be treated as having been modified if the Exchange Offer extends for more than 30 calendar days and, as such, will be treated under the tax rules in those circumstances (i.e., if the Exchange Offer extends for more than 30 calendar days) as having been regranted. Because the U.S. tax rules limit the amount of options that can qualify as incentive stock options, this means that some of the incentive stock options that you hold may cease to qualify as such. This consequence occurs only if and to the extent that the aggregate exercise price of incentive stock options that you hold that first become exercisable in 2009 plus the “ISO measurement amount” exceeds $100,000. For this purpose, the “ISO measurement amount” is equal to the number of shares subject to those incentive stock options that you hold that are eligible options subject to this Exchange Offer but that you do not tender in response to the Exchange Offer, and that are already exercisable or that first become exercisable in 2009, times the fair market value of our common shares on the day the option is deemed regranted. Any incentive stock options that cease to qualify as incentive stock options will be treated as nonqualified stock options. In addition, any incentive stock option that is deemed to be regranted that continues to qualify as an incentive stock option will have a new grant date for incentive stock option purposes.
     Because the replacement options issued in the Exchange Offer will be U.S. nonqualified stock options, upon exercise of the replacement options, the eligible employee will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. If the eligible employee is subject to U.S. income taxes at the time of exercise of the replacement options, the ordinary income will be subject to applicable tax withholding. Upon disposition of the stock, the eligible employee will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition of the stock. All holders of eligible options are urged to consult their own tax advisors regarding the tax treatment of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.
     Our grant of a stock option will have no tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a nonqualified stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise. We have also attempted to comply with Section 409A of the Code, by granting replacement options with exercise prices at fair market value on the grant date in exchange for eligible options.
     We will withhold all required local, state, federal, foreign, income and other taxes and any other amount required to be withheld by any governmental authority or law with respect to income recognized with respect to the exercise of a nonstatutory stock option by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation pursuant to the terms of the applicable option agreement.
     There may be additional state or local tax imposed as a result of the Exchange Offer or your participation in the Exchange Offer, and those consequences may vary based on where you live. You should consult with a tax advisor to determine the specific tax considerations and tax consequences relevant to your participation in this Exchange Offer.
20.	Fees and Expenses
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible options pursuant to the Exchange Offer. You will be responsible for any expenses you incur in connection with your election to participate in the Exchange Offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.
21.	Additional Information
     We have filed the Schedule TO with the SEC. This Offer to Exchange document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to surrender your eligible options for exchange:
(a)	Our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, filed with the SEC on September 4, 2009;

(b)	Our Current Report on Form 8-K filed with the SEC on September 21, 2009;

(c)	Our definitive Proxy Statement for our 2009 Annual Meeting of Stockholders, as filed with the SEC on September 4, 2009; and

(d)	The description of our common stock included in our Current Report on Form 8-K filed with the SEC on September 10, 2004.

     The SEC file number for our current and periodic reports is 000-30684. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov . These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
     We will also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Stock Administration at Oclaro, Inc., 2584 Junction Avenue, San Jose, CA 95134., by e-mail to stock.admin@Oclaro.com, by telephone to +1 (408) 919-2737 or by sending a facsimile to +1 (408) 904-5105.
     The information relating to Oclaro in this document should be read together with the information contained in the documents to which we have referred you.
22.	Miscellaneous
     We are not aware of any jurisdiction where the making of the Exchange Offer would not be in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law to the extent reasonable and practicable. If, after making a good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to, nor will tenders of options be accepted from or on behalf of, eligible employees residing in such jurisdiction.
     This Offer to Exchange document and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended June 27, 2009, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 27, 2009 BEFORE YOU DECIDE WHETHER OR NOT TO PARTICIPATE IN THE EXCHANGE OFFER.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A
INFORMATION CONCERNING
THE DIRECTORS AND NAMED EXECUTIVE OFFICERS OF OCLARO
     The following table sets forth the name and business address of, and offices held at the present time by, each director and named executive officer of Oclaro. Unless otherwise noted, each such person’s business address is c/o Oclaro Inc., 2584 Junction Ave, San Jose, CA 95134.

Name:	Position and Business Address:
Alain Couder	President & Chief Executive Officer

Jerry Turin	Chief Financial Officer

Jim Haynes	Chief Operations Officer

Kate Rundle	Executive Vice President, General Counsel & Corporate Secretary

Yves LeMaitre	Executive Vice President & General Manager, APS Division

Bernard Couillaud	Director, Chairman of the Board

Edward Collins	Director

Giovanni Barbarossa	Director

Lori A. Holland	Director

Greg Dougherty	Director

Joel A. Smith III	Director

A-1

SCHEDULE B
GUIDE TO ISSUES FOR NON-U.S. JURISDICTIONS
     This guide discusses the tax consequences related to participation in the Exchange Offer for eligible employees who are subject to tax in non-U.S. jurisdictions. You are encouraged to consult your own tax, financial and legal advisors to discuss these issues and your own particular circumstances and situation.

SCHEDULE B-1
GUIDE TO TAX ISSUES IN CANADA
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Canada. This discussion is based on the law in effect in Canada as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information1
Option Exchange
Although the tax treatment as a result of the exchange of eligible options for replacement options is uncertain, you likely will not be subject to tax on the exchange.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options
Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the replacement options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half2 of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.
In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are acquired upon exercise of the replacement options.
You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted. Regardless of whether the deferral applies, you will be subject to social insurance contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.

[1]	Please note that this discussion only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Offer to Exchange under provincial tax laws.

[2]	Please note that provincial rules may provide for a smaller exclusion amount.

Sale of Shares
When you sell the shares acquired upon exercise of your replacement options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of Oclaro that you have acquired from the exercise of other options or outside of the Plans, your adjusted cost base may be different from described above. You are strongly advised to seek advice from a tax professional regarding the determination of your adjusted cost base.
Withholding and Reporting
Your employer will report the spread recognized at exercise of your replacement options, any amount excluded under the one-half exemption rule, and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”).
Your employer will also withhold income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the taxable amount at exercise.

SCHEDULE B-2
GUIDE TO TAX ISSUES IN CHINA
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in China. This discussion is based on the law in effect in China as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for replacement options.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options and Sale of Shares
Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.
You will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price. You likely will not be subject to social insurance contributions on the spread.
You also will be required to immediately repatriate the exercise/sale proceeds to China. Please see your applicable option agreement for more information regarding the exchange control requirements related to your replacement options.
Withholding and Reporting
Your employer is required to withhold and report income tax when you exercise your replacement options. Your employer also may withhold social insurance contributions if your employer determines that social insurance withholding is required. If your actual tax liability differs from the amount withheld, you are responsible for paying any additional taxes.

SCHEDULE B-3
GUIDE TO TAX ISSUES IN GERMANY
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Germany. This discussion is based on the law in effect in Germany as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for replacement options.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options
If you exercise your replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will likely be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to a solidarity surcharge and church tax, if applicable, on your income tax liability.
Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct up to €360 from the spread in each calendar year in which you exercise your replacement options because the taxable income results from the purchase of stock in your employer’s parent company. You should consult your personal tax advisor to determine if this deduction applies to your specific situation.
Sale of Shares
When you sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax at a rate of 8 or 9%, if applicable), provided you do not own 1% or more of Oclaro’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.
The annual tax-free threshold (for the entire investment income, including capital gains, dividends, etc.) is currently €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly.

Withholding and Reporting
Your employer will withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the income recognized at exercise. You are responsible for including any income from your replacement options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.
NOTICE
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for you.

SCHEDULE B-4
GUIDE TO TAX ISSUES IN HONG KONG
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Hong Kong. This discussion is based on the law in effect in Hong Kong as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for replacement options.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options
When you exercise the replacement options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident Fund contributions on the spread at exercise under the Mandatory Provident Fund Schemes Ordinance.
If you leave Hong Kong and subsequently exercise your replacement options, the spread will still be considered Hong Kong source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. Please consult your tax advisor for additional details as how these rules apply to your specific situation.
Sale of Shares
When you subsequently sell the shares acquired at exercise of your replacement options, you will not be subject to capital gains tax.
Withholding and Reporting
Your employer is not required to withhold tax when you exercise your replacement options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report on your annual tax return and pay any salaries taxes resulting from the exercise of the replacement options.
NOTICES
SECURITIES NOTICE: The Offer to Exchange, any grant of replacement options that you may receive in exchange for eligible options and any Company’s shares issued to you upon exercise of your replacement options do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of the Company and its subsidiaries. The option agreement for participants outside the

U.S., including any country-specific appendix thereto, the Offer to Exchange, the Plans and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any replacement options that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the Plans, the option agreement for participants outside of the U.S., including any country-specific appendix thereto, or the Plans, you should obtain independent professional advice.
Sale Restriction
Due to securities laws in Hong Kong, and notwithstanding anything contrary in the Offer to Exchange, the Agreement, or the Plans, in the event your replacement options vest and you or your heirs and representatives exercise the replacement options such that Shares are issued to you or your heirs and representatives within six months of the date of grant, you agree that you or your heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the date of grant.

SCHEDULE B-5
GUIDE TO TAX ISSUES IN ITALY
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Italy. This discussion is based on the law in effect in Italy as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Italy apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for replacement options.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options/Sale of Shares
Due to legal restrictions in Italy, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired at exercise of the replacement options. You will be subject to tax on the difference between the sale price of the shares (i.e., the fair market value of the shares3 at exercise/sale) and the exercise price less any applicable brokerage fees. You will not be subject to social insurance contributions when you exercise the replacement options.
If the sale price of the shares on the date of exercise/sale is greater than the Italian FMV, you will be subject to capital gains tax on the difference. If the sale price of the shares on the date of exercise/sale is less than the Italian FMV, you will realize a capital loss equal to this difference.
Withholding and Reporting
Your employer is required to withhold and report income tax when you exercise the replacement options in a cashless exercise. If your actual tax liability is greater than the amount withheld, you are responsible for paying any additional tax due.
NOTICE
Exchange Control Information. You are required to report in your annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. You are exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on your behalf.

[3]	For Italian tax purposes, the fair market value of the shares is the average price of the shares on the NASDAQ Global Market over the month immediately preceding and including the date of exercise (the “Italian FMV”).

SCHEDULE B-6
GUIDE TO TAX ISSUES IN MALAYSIA
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Malaysia. This discussion is based on the law in effect in Malaysia as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for replacement options.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax at exercise on the lower of the market value of the shares on the vesting date and on the exercise date, less the exercise price. You likely will not be subject to social insurance contributions on this amount. In Malaysia, the “market value” is calculated as the average of the highest and lowest share prices on the exercise or vesting date, as applicable.
Sale of Shares
When you sell the shares acquired at exercise of the replacement options, you will not be subject to tax.
Withholding and Reporting
Your employer is generally required to withhold and report tax when you exercise the replacement options.
NOTICES
Exchange Control Information. Because exchange control regulations change frequently and without notice, you should consult your legal advisor before selling Shares to ensure compliance with current regulations. It is your responsibility to comply with exchange control laws in Malaysia, and neither the Company nor your Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. For purposes of compiling balance of payment statistics on the inflow and outflow of funds from Malaysia, the Bank Negara Malaysia must be notified of any remittance of funds between residents and non-residents of an amount equivalent to RM200,001 or greater from Malaysia.
Director Notification Requirement. If you are is a Director of the local Subsidiary, your must notify the local subsidiary of the grant and also provide notice of any change in your interest in the option (e.g. exercise, sale of Shares).

SCHEDULE B-7
GUIDE TO TAX ISSUES IN SWITZERLAND
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Switzerland. This discussion is based on the law in effect in Switzerland as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Switzerland apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for replacement options, although this result is not certain.
Grant and Vesting of Replacement Options
You likely will not be subject to tax when the replacement options are granted to you or when you vest in the replacement options.
Exercise of Replacement Options
When you exercise the replacement options, you likely will be subject to income tax (including federal, cantonal and municipal tax) and social insurance contributions on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price.
Wealth Tax
Shares issued to you upon exercise of the replacement options will become part of your net wealth, which is subject to the net wealth tax levied at the cantonal and municipal levels. You are responsible for reporting and paying any applicable amounts to the tax authorities.
Sale of Shares
When you sell the shares acquired at exercise of your replacement options, you will not be subject to capital gains tax provided the shares are held as private assets and you do not qualify as a “professional securities dealer”.
Withholding and Reporting
If you are subject to ordinary tax assessment (i.e., if you are a tax resident of Switzerland, a Swiss national, or a foreign employee holding a “C” residence permit), your employer is not required to withhold income tax on the taxable event, but is required to withhold applicable social insurance contributions. Your employer will report the grant and exercise of the replacement options on the annual certificate of salary issued to you as of the end of the calendar year during which the replacement options are granted or exercised. You are responsible for attaching the certificate of salary to your income and wealth tax returns and for paying any tax resulting from the replacement options.
If you are subject to income taxation at source (i.e., if you are a foreign employee holding a “ B” permit or a cross-border employee), your employer is required to withhold and report income tax and social insurance contributions on the taxable event. You may be required to file a tax return and pay additional tax when the tax administration computes the exact amount of tax due.

SCHEDULE B-8
GUIDE TO TAX ISSUES IN THAILAND
The following is a summary of the material income tax and social insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in Thailand. This discussion is based on the law in effect in Thailand as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Thailand apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Option Exchange
You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.
Grant of Replacement Options
You will not be subject to tax when the replacement options are granted to you.
Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax on the difference (or “spread”) between the fair market value (as determined in Thailand) of the shares on the exercise date and the exercise price. You likely will not be subject to social insurance contributions.
Sale of Shares
When you sell the shares acquired upon exercise of the replacement options, you will be subject to tax provided that you have been in Thailand for a period of at least 180 days in the relevant calendar year and the amount received is remitted into Thailand in the calendar year in which it is received. The taxable amount will be the difference between the sale price and the fair market value of the shares at exercise.
Withholding and Reporting
Your employer is required to withhold and report tax when you exercise the replacement options.
NOTICE
Exchange Control Information. You are responsible for complying with all exchange control requirements that apply when you receive dividends paid on the Shares and receives proceeds from the sale of Shares.

SCHEDULE B-9
GUIDE TO TAX ISSUES IN THE UNITED KINGDOM
The following is a summary of the material income tax and national insurance consequences of participating in the Offer to Exchange and the grant of replacement options for eligible employees subject to tax in the United Kingdom who are resident and ordinarily resident in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of October 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell the shares acquired at exercise of the replacement options. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you.
Tax Information
Non-Qualified Options
These are replacement options which do not qualify for tax relief under the United Kingdom sub-plan.
Option Exchange
You will not be subject to tax or national insurance contributions (“NICs”) as a result of the release of eligible options in exchange for replacement options.
Grant of Replacement Options
You will not be subject to tax or NICs as a result of the grant of the replacement options.
Exercise of Replacement Options
When you exercise the replacement options, you will be subject to income tax and employee’s NICs on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Your employer will calculate the income tax and NICs due by way of withholding on exercise of the replacement options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf.
Sale of Shares
When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the net sale proceeds and the fair market value of the shares on the date of exercise. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in the Company, you must take into account the share identification rules in calculating your capital gains tax liability.
Withholding and Reporting
Your employer is required to withhold income tax and NICs when you exercise your replacement options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the release of eligible options, the grant of the replacement options, the exercise of the replacement options, other related income and any tax withheld. You are responsible for reporting the exercise of the replacement options and for reporting and paying any tax resulting from the sale of shares.